                                                            Exhibit 2.1

                           STOCK PURCHASE AGREEMENT

     STOCK PURCHASE AGREEMENT (hereinafter called "Agreement"), dated as of August 25, 1997, among PLANAR SYSTEMS, INC., an Oregon corporation ("Buyer"), STANDISH INDUSTRIES, INC., a Wisconsin corporation (the "Company"), STANDISH INTERNATIONAL, INC., a Wisconsin corporation ("Standish International"), CHARLES
P. HOKE ("Seller"), ELIZABETH A. HOKE, and WILLIAM R. STEINMETZ, Trustee of the Steven Hoke Management Trust ("Trust 1"), the Catherine Hoke Management Trust ("Trust 2"), the Lauren Hoke Management Trust ("Trust 3") and the Charles D. Hoke Management Trust ("Trust 4") (Elizabeth A. Hoke, Trust 1, Trust 2, Trust 3 and Trust 4 are each referred to herein as a "Related Seller" and are referred to together herein as the "Related Sellers"):

                                   RECITALS

     A. Seller owns 2,000 shares of the Company's Class A Voting Common Stock par value $.01 per share (the "Class A Stock"), which shares constitute all of the issued and outstanding shares of Class A Stock of the Company, 6,000 shares of Class B Nonvoting Common Stock of the Company (the "Class B Stock") and 500 shares of voting common stock of Standish International (the "Standish International Stock").

     B. Elizabeth A. Hoke owns 1,000 shares of Class B Stock. Trust 1 owns 250 shares of Class B Stock. Trust 2 owns 250 shares of Class B Stock. Trust 3 owns 250 shares of Class B Stock. Trust 4 owns 250 shares of Class B Stock.

     C. The shares of Class A Stock and Class B Stock owned by Seller and the Related Sellers constitute all of the issued and outstanding capital stock of the Company. The shares of Standish International Stock owned by Seller constitute all of the issued and outstanding shares of capital stock of Standish International. The outstanding shares of Class A Stock, Class B Stock and Standish International Stock are referred to as the "Shares."

     D. Buyer wishes to purchase the Shares from Seller and the Related Sellers, and Seller and the Related Sellers wish to sell the Shares to Buyer, in accordance with the terms and conditions of this Agreement.

     E. The Boards of Directors of the Company and Standish International have determined that the Transaction is in the best interest of the respective companies.

     F. Buyer, Seller, the Related Sellers, the Company and Standish International wish to make certain representations, warranties, covenants and agreements in connection with the Transaction.

     NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth herein, the parties hereby agree as follows:

                                   ARTICLE 1

                 DEFINITIONS AND PRINCIPLES OF INTERPRETATION

1.1  DEFINED TERMS

     As used in this Agreement, the following terms shall have the respective meanings set forth below:

     "Accredited Investor": As defined in Regulation D under the Securities
Act.

     "Affiliate": As to any Person, any other Person which, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person.

     "Affiliated Group": An "affiliated group" as defined in Section 1504(a)(1) of the Code.

     "Authorized Representative": As to any Person, such Person's officers, directors, employees, counsel and accountants.

     "Business Records": All originals and copies of all operating data and records of each Member of the Consolidated Group including, without limitation, financial, accounting and bookkeeping books and records, customer complaint files, product quality documentation, purchase and sale orders and invoices, sales data, sales promotional data, advertising materials, marketing analyses, past and present price lists, past and present customer service files, credit files, warranty files, batch and product serial number records and files, written operating methods and procedures, specifications, operating records and other information related to the Tangible Personal Property, reference catalogues, insurance files, personnel records and other records, on whatever media, pertaining to the Consolidated Group, or to customers or suppliers of, or any other Persons having contracts or other business relationships with, any Member of the Consolidated Group.

     "Buyer's Accountants": KPMG Peat Marwick, LLP.

     "Buyer's Disclosure Schedule": The disclosure schedule dated the date of this Agreement, delivered by Buyer to Seller and the Company and attached hereto, each page of which has been initialed by a duly authorized officer of Buyer.

     "Claims Period": Except as otherwise specifically provided in Section 11.1, the period beginning on the Closing Date and ending on the second anniversary of the Closing Date.

     "Code": The Internal Revenue Code of 1986, as amended, and all regulations promulgated thereunder, as in effect from time to time.

2 - STOCK PURCHASE AGREEMENT

     "Company Disclosure Schedule": The disclosure schedule dated the date of this Agreement, delivered by the Company to Buyer and attached hereto, each page of which has been initialed by a duly authorized officer of the Company.

     "Consent": Any consent, permission, approval or authorization of or by any Person.

     "Contract": Any written or oral contract, purchase or sale order, real or personal property lease or sale agreement, Lien, promissory note, loan agreement, guaranty or other agreement in which any Member of the Consolidated Group is a party or by which any Member of the Consolidated Group is bound (other than the Employee Contracts and the Minor Contracts) including, without limitation, all distributor, sales representative and dealer agreements, joint venture and teaming agreements, purchase and supply contracts, maintenance contracts, license and royalty agreements, government contracts, partnering agreements, indebtedness instruments, letters of credit, performance bonds, currency contracts, agreements with respect to guaranties, suretyships, covenants not to compete or solicit, confidentiality agreements and indemnification agreements, by or for the benefit of the Consolidated Group, or by which any Member of the Consolidated Group is bound, purchase and all other contracts and agreements whatsoever, and all amendments relating to any of the foregoing.

     "Corporate Records": For each Member of the Consolidated Group, the articles of incorporation (including all amendments thereto), bylaws (including all amendments thereto), minutes, unanimous written consents, resolutions, stock records, stock transfer ledger, canceled certificates and other documents customarily contained in corporate minute books.

     "Employee Contract": Any written or oral contract, agreement, arrangement, policy, program, plan or practice (exclusive of any such contract which is terminable within thirty (30) days without liability to any Member of the Consolidated Group, directly or indirectly providing for or relating to any employment, consulting, remuneration, compensation or benefit, severance or other similar arrangement, insurance coverage (including any self-insured arrangements), medical-surgical-hospital or other health benefits, workers' compensation, disability benefits, supplemental employment benefits, vacation benefits and other forms of paid or unpaid leave, retirement benefits, tuition reimbursement, deferred compensation, savings or bonus plans, profit-sharing, stock options, stock appreciation rights, or other forms of incentive compensation or post-retirement compensation or benefit, employment guarantee or security, or limitation on right to discipline or discharge, or relating to confidentiality, nonsolicitation, ownership of inventions, noncompetition or the like, which (i) is not an Employee Plan, (ii) has been entered into or maintained, as the case may be, by any Member of the Consolidated Group and
(iii) covers any one or more Employee.

     "Environmental Laws": All present federal, state and local laws (whether under common law, statute, rule or regulation), Permits, and other requirements of Governmental Authorities relating to the protection of human health or the environment or to any Hazardous Materials. Such laws include, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act; Resource Conservation and Recovery Act; Clean Water Act;

3 - STOCK PURCHASE AGREEMENT

Clean Air Act; Hazardous Materials Transportation Act; Toxic Substances Control Act; Occupational Safety and Health Act; and their state and local counterparts.

     "ERISA": The Employee Retirement Income Security Act of 1974, as amended, and all regulations promulgated thereunder.

     "ERISA Affiliates": Any trade or business, whether or not incorporated, that is now or has at any time in the past been treated as a single employer with any one or more Members of the Consolidated Group under Section 414(b) or
(c) of the Code and the Treasury Regulations thereunder.

     "Escrow Agent": ____________________

     "Escrow Funds": $500,000, plus all interest earned with respect thereto while such funds are held by the Escrow Agent.

     "GAAP": United States generally accepted accounting principles recommended from time to time by the Financial Accounting Standards Board.

     "Governmental Authority": Any United States federal, state or municipal entity, any foreign government, and any political subdivision or other executive, legislative, administrative, judicial, quasi-judicial or other governmental department, commission, court, board, bureau, agency or instrumentality, domestic or foreign.

     "Hazardous Materials": Materials that, because of their quantity, concentration or physical, chemical or infectious characteristics, cause or pose a hazard to human health or the environment when improperly used, treated, stored, disposed of, generated, manufactured, transported or otherwise handled. "Hazardous Materials" shall include, but is not limited to, any and all hazardous or toxic substances, materials or wastes as defined or listed under any of the Environmental Laws. "Hazardous Materials" shall specifically include, but not be limited to, petroleum or petroleum products, including crude oil and any fraction thereof.

     "Intangible Property": All intellectual property rights, including, but not limited to, patents, patent applications, trademarks, trademark applications and registrations, service marks, service mark applications and registrations, tradenames, copyrights, licenses and customer lists, proprietary processes, formulae, inventions, trade secrets, know-how, development tools and other proprietary rights used by any Member of the Consolidated Group pertaining to any product, software or service manufactured, marketed, licensed or sold by any Member of the Consolidated Group in the conduct of its business or used, employed or exploited, or available for use, in the development, manufacturing, licensing, sale, marketing, distribution or maintenance thereof, and all documentation and media constituting, describing or relating to the above, including, but not limited to, manuals, memoranda, know-how, notebooks, software, records and disclosures.

     "Knowledge": As to any Person, that which such Person actually knows or should know

4 - STOCK PURCHASE AGREEMENT
after due inquiry and review regarding the relevant matter and, in the case of the Warranting Parties' Knowledge, that which Charles P. Hoke, Mary Tilton, Eric Apfelbach, Richard Barbieri, Jack Ehren, Kelly Davis, Gary Pepper, Mark Zager and Susan Lusk actually know or should know after due inquiry and review regarding the relevant matter.

     "Lien": Any mortgage, pledge, lien, charge, encumbrance, security interest or claim of any kind.

     "Loss": Any and all loss, damage, claim, obligation, liability, cost and expense (including, without limitation, reasonable attorney and other professional fees and costs and expenses incurred in investigating, preparing, defending against or prosecuting any Proceeding).

     "Member," "Member of the Consolidated Group," or "Consolidated Group Member": the Company or Standish International.

     "Minor Contracts": Any blanket inventory purchase order by any Member of the Consolidated Group in an aggregate amount of less than $50,000 annually and of a duration of less than one year, any other purchase and sale order by any Member of the Consolidated Group under $50,000, and any agreements relating to office equipment, production support equipment, maintenance, security or utilities, or other contracts and agreements which, in the aggregate for all contracts and/or agreements with any one Person, result in the incurrence of annual expenditures by any Member of the Consolidated Group of less than $50,000.

     "Order": Any judgment, writ, injunction, order, directive, ruling or decree of any arbitrator or any court or other Governmental Authority.

     "Permit": Any permit, license, franchise, consent, variance, exemption, or approval issued or granted by, or authorization of, expiration or termination of any waiting period requirement by, or filing, registration, qualification, declaration or designation with, any Governmental Authority.

     "Permitted Capital Expenditures": The costs incurred by the Company in connection with the purchase and installation of two compressors, which costs are estimated to be approximately $300,000, plus the amount of any additional capital expenditures incurred between July 31, 1997 and the Closing Date which are approved by the Buyer.

     "Person": Any individual or corporation, company, general partnership, limited partnership, limited liability company, limited liability partnership, trust, incorporated or unincorporated association, joint venture, Governmental Authority or other entity of any kind.

     "Proceeding": Any claim, suit, action, arbitration, investigation or proceeding.

     "Purchaser Representative": As defined in Regulation D of the Securities
Act.

     "Real Property": All real property now or in the past owned, leased or occupied by any

5 - STOCK PURCHASE AGREEMENT

Member of the Consolidated Group or any other Person to which any Member of the Consolidated Group is or is deemed to be a successor in interest, whether directly or indirectly (including, without limitation, by merger, under applicable Environmental Laws or otherwise), or in which any Member of the Consolidated Group or any such other Person has now or in the past had any interest, together with (i) all buildings and improvements located thereon and
(ii) all rights, privileges, interests, easements, hereditaments and appurtenances relating thereto.

     "Release": Any unpermitted or unlawful spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migration, dumping or disposing into the environment.

     "Relevant Insider": Seller and any officer, director, manager or purchasing agent of the Company.

     "Securities Act": The Securities Act of 1933, as amended.

     "Seller's Disclosure Schedule": The disclosure schedule dated the date of this Agreement, delivered by Seller to Buyer and attached hereto, each page of which has been initialed by Seller.

     "Subsidiary": As to any Person, any other Person of which at least the majority of the equity or voting interests are owned, directly or indirectly, by such first Person.

     "Tangible Personal Property": All tangible personal property (other than inventory) used to conduct the business of any Member of the Consolidated Group including, without limitation, production and processing equipment, warehouse equipment, computer hardware, furniture and fixtures, transportation equipment, leasehold improvements, supplies and other tangible assets, together with any transferable manufacturer or vendor warranties related thereto.

     "Tax": Any income, excise, franchise, sales, use, transfer, gross receipts, payroll, personal property, real property, occupancy or other tax, levy, impost, fee, imposition, assessment or similar charge, together with any related addition to tax, interest or penalty thereon, of any Governmental Authority.

     "Tax Affiliate": With respect to any Person, any other Person that is a member of the same Affiliated Group as such Person.

     "Tax Period" or "Taxable Period": Any period prescribed by any Governmental Authority for which a Tax Return is required to be filed or a Tax is required to be paid.

     "Tax Return": Any type of return or report required to be filed as a result of any Tax, and any return or informational report required to be filed under the Code including, but not limited to, IRS forms 941, 1099 and 5500.

     "Transaction": The execution, delivery and performance of this Agreement and the other

6 - STOCK PURCHASE AGREEMENT
agreements contemplated hereby, including the sale and purchase of the Shares and the other actions required in connection therewith.

1.2  OTHER DEFINED TERMS1.2   OTHER DEFINED TERMS

Term                              Section
----                              -------

Additional Payment                2.6
Affected Employees                8.7
Benefit Arrangement               5.10.1
Buyer                             Introductory Paragraph
Closing                           3.1
Closing Balance Sheet             2.3.2
Closing Date                      3.1
Closing Date Payment              2.5.2
COBRA                             5.10.10
Company                           Introductory Paragraph
Current Real Property             5.12
Debt                              2.4.2
Disclosing Party                  11.6
Employee Plan                     5.10
Employees                         5.10.1
Escrow Agreement                  3.2.2
Financial Statements              5.5.1
Indemnified Party                 11.4
Indemnity Obligor                 11.4
Insurance                         5.24.1
Material Adverse Effect           5.1
Material Permits                  5.9.1
Objection Notice                  2.3.4
Planar Stock                      2.5.2
Purchase Price                    2.2
Purchase Price Adjustment         2.4.1
Registered Intangible Property    5.14.1
Related Person                    5.21
Related Seller Payments           2.5.1
Related Sellers                   Introductory Paragraph
Seller                            Introductory Paragraph
Shares                            Recitals
Standish International            Introductory Paragraph
Warranting Parties                Article 5, first clause

1.3  CERTAIN RULES OF INTERPRETATION

7 - STOCK PURCHASE AGREEMENT

     1.3.1 The name assigned to this Agreement and the section captions used herein are for convenience of reference only and shall not affect the interpretation or construction hereof. Unless otherwise specified, (a) the terms "hereof," "herein" and similar terms refer to this Agreement as a whole and (b) references herein to "Articles" or "Sections" refer to articles or sections of this Agreement.

     1.3.2 The use of words in the singular or plural, or with a particular gender, shall not limit the scope or exclude the application of any provision of this Agreement to such Person or Persons or circumstances as the context otherwise permits.

     1.3.3 Time is of the essence in the performance of the parties' respective obligations.

     1.3.4 Unless otherwise specified, all references to money amounts are to U.S. currency.

1.4  EXHIBITS AND SCHEDULES

     The exhibits and schedules to this Agreement, as listed below, are incorporated by this reference into this Agreement:

           Seller's Disclosure Schedule
           Company Disclosure Schedule
           Buyer's Disclosure Schedule
           Schedule 2.4.1 - Audited Financial Statements for the year ended December 31, 1996
           Exhibit 3.2.2 - Escrow Agreement
           Exhibit 3.2.5 - Employment Agreement

1.5  ACCOUNTING PRINCIPLES

     All references, if any, to generally accepted accounting principles means to GAAP and all accounting terms, if any, not otherwise defined in this Agreement have the meanings assigned to them in accordance with GAAP.

                                   ARTICLE 2

                         SALE AND PURCHASE OF SHARES;
                          PURCHASE PRICE ADJUSTMENT;
                         PAYMENT OF THE PURCHASE PRICE

2.1  SALE AND PURCHASE

     Subject to the terms and conditions of this Agreement, on the Closing Date, Seller and the Related Sellers shall sell the Shares to Buyer and Buyer shall purchase the Shares from Seller and the Related Sellers.

8 - STOCK PURCHASE AGREEMENT

2.2  PURCHASE PRICE

     The term the "Purchase Price" means $13,650,000 in cash and 89,126 shares of common stock, no par value, of Planar Systems, Inc. ("Planar Stock"). The Purchase Price shall be subject to adjustment by the Purchase Price Adjustment, if any.

2.3  PHYSICAL INVENTORY; AUDIT; CLOSING BALANCE SHEET

     2.3.1 There shall be conducted by Seller, Buyer and Buyer's Accountants, in accordance with GAAP, a physical taking of the Company's inventory commencing at 8:00 A.M., local time, on the Closing Date, at all of the Company's facilities, wherever located. With respect to any inventory of the Company located at any premises not owned or leased by it, Seller shall obtain from an appropriate representative of each Person who is in possession of any such off-site inventory, written certification as to the amount of such off-site inventory as of such date. The valuation of inventory will be computed by Buyer's Accountants in accordance with GAAP and with the practices and procedures and other methods (including, without limitation, the method of computing overhead and other indirect expenses to be applied to inventory) used in computing the value of inventory for purposes of preparation of the Financial Statements (except to the extent inconsistent with GAAP).

     2.3.2 As promptly as possible after the Closing, Buyer's Accountants shall conduct an audit (the "Audit") of the consolidated balance sheet for the Consolidated Group as of the Closing Date in accordance with GAAP (the "Closing Balance Sheet"), which balance sheet shall be certified by Buyer's Accountants as having been prepared in accordance with GAAP. For purposes of the Audit, the aggregate "materiality" level shall not exceed $50,000.


     2.3.3 All expenses and fees incurred in preparing or in connection with the Closing Balance Sheet (including, without limitation, all expenses and fees of Buyer's Accountants incurred in connection with the conduct of the physical inventory pursuant to this Section 2.3) shall be borne exclusively by Buyer.

     2.3.4 As promptly as reasonably practicable and, in any event, not later than thirty (30) days after the Closing Date, Buyer's Accountants shall deliver to Seller the Closing Balance Sheet, together with their report. If Seller does not object in writing to the Closing Balance Sheet within ten (10) days after delivery to Seller, such Closing Balance Sheet shall automatically become final and conclusive; any such written objection (the "Objection Notice") shall set out the reasons for Seller's objection, the amount in dispute (if determinable), and the basis for the calculation of such amount (if determinable). In the event that Seller properly objects in writing to the Closing Balance Sheet within said 10-day review period, Seller and Buyer shall promptly meet and endeavor to reach agreement as to the content of the Closing Balance Sheet. If Seller and Buyer agree in writing on the content of the Closing Balance Sheet, such Closing Balance Sheet shall become final and conclusive.

     2.3.5 If Buyer and Seller are unable to settle any dispute with respect to the Closing

9 - STOCK PURCHASE AGREEMENT

Balance Sheet within ten (10) days after the delivery by Seller to Buyer of the Objection Notice, the dispute shall be referred to arbitration by a single arbitrator, if such parties can agree upon one arbitrator, or otherwise by three arbitrators, of whom one shall be appointed by Buyer and one shall be appointed by Seller and the third shall be chosen by the first two named arbitrators. The arbitration and the appointment of the arbitrator shall, except to the extent provided for in this Section, be conducted in Portland, Oregon in accordance with sections 36.300 to 36.365 of the Oregon Revised Statutes. Buyer and Seller shall cooperate in completing any arbitration as expeditiously as possible and the arbitrators may hire such experts as may appear to be appropriate. If a single arbitrator is used, all of the costs and expenses of the arbitration shall be borne equally by Buyer and Seller or in such other manner as the arbitrator may determine to be appropriate. If three arbitrators are used, the costs and expenses of the third arbitrator and any experts engaged by such arbitrator shall be borne equally by Buyer and Seller and each such party shall pay the costs and expenses of the arbitrator appointed by it. Each arbitrator shall be an audit partner with a "Big Six" certified public accounting firm other than Seller's Accountants or Buyer's Accountants. Arbitration under this
Section 2.3 shall be in substitution for and precludes the bringing of any Proceeding in any court in connection with any objection made by Buyer pursuant to this Section.

     2.3.6  The determination of the arbitrator(s) shall be made within thirty
(30) days after the date on which the dispute was referred to arbitration and the determination of the arbitrator(s) shall be final and binding on all parties. The Closing Balance Sheet and the Purchase Price shall be adjusted in accordance with the determination of the arbitrator(s).

2.4  PURCHASE PRICE ADJUSTMENT

     2.4.1 The cash portion of the Purchase Price set out in Section 2.2 shall be decreased (the "Purchase Price Adjustment") on a dollar-for-dollar basis by an amount equal to (i) the excess, if any, of Debt on the Closing Date (as reflected in the Closing Balance Sheet) over $4,900,000; and (ii) the amount of all expenses incurred by the Company in connection with the Transaction.

     2.4.2 The term "Debt" means the following, determined in accordance with GAAP as of the Closing Date: (i) both the current and long-term portions of the liabilities listed under the captions "Long-Term Liabilities" and "Subordinated Capital Notes" in the Financial Statements (including, but not limited to, amounts reflected for "notes payable - CDBG," "mortgage payable - BANDO," "note payable - revolver," "notes payable - Norwest," "mortgage payable - BANDO," "notes payable - Hamlin" and "notes payable - SBA"); and (ii) all accruals for change in control payments to key employees; provided, however, that the term "Debt" shall not include any borrowings or liabilities incurred in connection with any Permitted Capital Expenditures.

2.5  PAYMENT OF PURCHASE PRICE BY BUYER

     Buyer shall pay the Purchase Price and the Purchase Price Adjustment as follows:

     2.5.1 On the Closing Date, Buyer shall pay to the Related Sellers the following

10 - STOCK PURCHASE AGREEMENT
amounts in cash by wire transfer to accounts designated by the Related Sellers to Buyer in writing not less than three (3) business days prior to the Closing
Date: Elizabeth A. Hoke - $1,147,500; Trust 1 - $286,875 and Trust 2 -$286,875;
Trust 3 - $286,875; and Trust 4 - $286,875 (such payments together, the "Related Seller Payments"). In addition, Buyer shall deliver to the Related Sellers certificates representing shares of Planar Stock in the following amounts:
Elizabeth A. Hoke - 8,913 shares; Trust 1 - 2,228 shares; Trust 2 -2,228 shares; Trust 3 - 2,228 shares; and Trust 4 - 2,228 shares.

     2.5.2 On the Closing Date, Buyer shall pay to Seller $9,180,000 (the "Closing Date Payment"), in cash by wire transfer to an account designated by Seller to Buyer in writing not less than three (3) days prior to the Closing Date, and shall deliver to Seller a certificate representing 71,301 shares of Planar Stock.

     2.5.3 On the Closing Date, Buyer shall deposit the Escrow Funds with the Escrow Agent to be held and disbursed pursuant to the terms of the Escrow Agreement.

     2.5.4 Within five (5) days after the completion of the Closing Balance Sheet, Seller or Buyer, as the case may be, shall pay to the other the amount by which the cash portion of the Purchase Price, as adjusted by the Purchase Price Adjustment, is greater or less than the sum of the Related Seller Payments, the Closing Date Payment and the Escrow Funds. If the cash portion of the Purchase Price, as adjusted by the Purchase Price Adjustment, is greater than the sum of the Related Seller Payments, the Closing Date Payment and the Escrow Funds, Buyer shall pay such difference to Seller (without recourse to the Escrow Funds) by wire transfer to an account designated by Seller to Buyer in writing, not less than three (3) days prior to the Closing Date. If the cash portion of the Purchase Price, as adjusted by the Purchase Price Adjustment, is less than the sum of the Related Seller Payments, the Closing Date Payment and the Escrow Funds, Seller shall pay such difference to Buyer (without recourse to the Escrow Funds) by wire transfer to an account designated by Buyer to Seller in writing not less than three (3) days prior to the Closing Date. If either party fails to pay any amount owing to the other pursuant to this Section 2.5.4 within the specified five-day period, then the amount so owing shall be payable on demand and interest shall accrue on the unpaid amount from the date due until paid at the prime rate of interest then charged by the Company's primary financial institution, plus three percent (3%) per annum, but not to exceed the maximum rate permitted by applicable law.

2.6  ADDITIONAL PAYMENT BY BUYER

     In addition to the payments provided for in Section 2.5, Seller shall be entitled to receive an additional payment in cash in the amount and manner provided for in this Section 2.6 ("Additional Payment"). On the third anniversary of the Closing Date Buyer shall pay to Seller $230,000.

11 - STOCK PURCHASE AGREEMENT

                                   ARTICLE 3

                                    CLOSING

3.1  CLOSING OF SALE AND PURCHASE

     Subject to the terms and conditions of this Agreement, the closing of the sale and purchase of the Shares pursuant to Article 2 hereof (the "Closing") shall take place at the offices of Ater Wynne Hewitt Dodson & Skerritt, LLP in Portland, Oregon, at 9:00 a.m. on September 26, 1997, or such earlier or later date as the parties may mutually agree upon in writing (the "Closing Date").

3.2  DELIVERIES BY SELLER, THE RELATED SELLERS AND THE COMPANY

     At Closing, Seller, the Related Sellers and the Company shall, as applicable, deliver to Buyer (and in the case of the Escrow Agreement referenced below, to the Escrow Agent) the following:

     3.2.1 The certificate or certificates representing the Shares, duly endorsed in blank or with duly executed stock powers attached;

     3.2.2 Duly executed originals or counterparts of an Escrow Agreement in substantially the form set forth in Exhibit 3.2.2 (the "Escrow Agreement");

     3.2.3 A certified copy of the resolution duly adopted by the Board of Directors of the Company authorizing the Transaction;

     3.2.4 The written resignations of all of the current officers (but not as employees) and members of the Board of Directors of each Member of the Consolidated Group, in each instance effective as of the Closing Date;

     3.2.5 A signed copy of the Employment Agreement between Buyer and Seller in the form set forth in Exhibit 3.2.5;

     3.2.6 An opinion of Reinhart Boerner Van Duren Norris & Rieselbach, S.C., counsel for Seller, dated as of the Closing Date, in form and substance satisfactory to Buyer;

     3.2.7 An opinion of Reinhart Boerner Van Duren Norris & Rieselbach, S.C., counsel for the Company, dated as of the Closing Date, in form and substance satisfactory to Buyer;

     3.2.8 Good standing certificates as of a date not more than five (5) days prior to the Closing Date issued by the Secretary of State (or other appropriate Governmental Authority) of the state of incorporation of each Member of the Consolidated Group, and of each state in which each Member of the Consolidated Group is qualified to do business;

12 - STOCK PURCHASE AGREEMENT

     3.2.9 An affidavit executed by Seller and each Related Seller to the effect that Seller and each Related Seller is not a "foreign person" within the meaning of Section 1445 of the Code;

     3.2.10 The original Corporate Records of each Member of the Consolidated Group; and

     3.2.11 Such other agreements, documents, certificates and instruments as Buyer may reasonably request.

3.3  DELIVERIES BY BUYER

     At the Closing, Buyer shall deliver the following:

     3.3.1 To Seller and each Related Seller, the amount due Seller and each Related Seller in accordance with Sections 2.5.1 and 2.5.2;

     3.3.2 To Seller and each Related Seller, a certificate representing the shares of Planar Stock as specified in Section 2.5.1 and 2.5.2;

     3.3.3 To the Escrow Agent, the Escrow Funds due the Escrow Agent in accordance with Section 2.5.2;

     3.3.4 To Seller and the Escrow Agent, duly executed originals or counterparts of the Escrow Agreement;

     3.3.5 To Seller, a certified copy of the resolutions duly adopted by the Board of Directors of Buyer authorizing the Transaction;

     3.3.6 To Seller, an opinion of Ater Wynne Hewitt Dodson & Skerritt, LLP, counsel for Buyer, dated as of the Closing Date, in form and substance satisfactory to Seller;

     3.3.7 To Seller a signed copy of the Employment Agreement between Buyer and Seller in the form set forth in Exhibit 3.2.5; and

     3.3.8 Such other agreements, documents, certificates and instruments as Seller may reasonably request.

13 - STOCK PURCHASE AGREEMENT

                                   ARTICLE 4

         REPRESENTATIONS AND WARRANTIES OF SELLER AND RELATED SELLERS

     Seller and each Related Seller represents and warrants to Buyer that, except as set forth in Seller's Disclosure Schedule:

4.1 NO BROKER, ETC.

     No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Transaction based upon arrangements made by or on behalf of Seller or any Related Seller.

4.2 TITLE TO SHARES

     Seller and each Related Seller is the lawful owner of the shares of common stock of the Company specified in paragraphs A and B of the Recitals of this Agreement. Seller and each Related Seller has good, valid and marketable title to the shares of common stock of the Company specified in paragraphs A and B of the Recitals of this Agreement, free and clear of all Liens, with full right and lawful authority to sell and transfer such shares (subject to compliance with the Securities Act).

4.3 TRANSFER OF TITLE

     Upon payment for the Shares as provided in Section 2.5, Buyer will acquire good, valid and marketable title thereto, free and clear of all Liens.

4.4 OTHER NEGOTIATIONS

     Except for the Transaction, there is no existing commitment or offer by Seller or any Related Seller to sell or exchange all or any of the Shares or to merge or consolidate the Company and/or Standish International with or into any other Person, and there are no pending negotiations for any such sale, exchange, merger or consolidation.

4.5 SECURITIES ACT REPRESENTATIONS

     4.5.1 Seller (i) understands that the Planar Stock has not been, and will not be, registered under the Securities Act, or under any state securities laws, and is being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (ii) is acquiring the Planar Stock solely for his own account for investment purposes, and not with a view to the distribution thereof, (iii) is a sophisticated investor with knowledge and experience in business and financial matters, (iv) has received certain information concerning Planar Systems, Inc. and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Planar Stock, (v) is able to bear

14 - STOCK PURCHASE AGREEMENT
the economic risk and lack of liquidity inherent in holding the Planar Stock,
(vi) is an Accredited Investor, and (vii) is the Purchaser Representative of each Related Seller.

     4.5.2 Each Related Seller (i) understands that the shares of Planar Stock to be issued to it have not been, and will not be, registered under the Securities Act, or under any state securities laws, and is being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (ii) is acquiring the shares of Planar Stock solely for its own account for investment purposes, and not with a view to the distribution thereof (iii) has received certain information concerning Planar Systems, Inc. and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding Planar Stock, (iv) is able to bear the economic risk and lack of liquidity inherent in holding the Planar Stock, and (v) has appointed Seller as its Purchaser Representative for purposes of the Transaction.

4.6 NO UNTRUE STATEMENT OR OMISSION

     No representation or warranty made by Seller or any Related Seller contained in this Agreement and no statement by Seller or any Related Seller contained in any certificate, list, exhibit or other instrument specified in this Agreement, including without limitation Seller's Disclosure Schedule, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

                                   ARTICLE 5

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Seller, the Company and Standish International (collectively, the "Warranting Parties") jointly and severally represent and warrant to Buyer that, except as set forth in the Company Disclosure Schedule:

5.1 ORGANIZATION AND QUALIFICATION

     5.1.1 The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Wisconsin and has the corporate power to carry on its business as it is now being conducted and currently proposed to be conducted. The Company is qualified to conduct business and is in good standing in the states, countries and territories listed in Section 5.1 of the Company Disclosure Schedule. The Company is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified will not have an effect on the business, properties, assets, condition (financial or otherwise), liabilities, operations or prospects of the Consolidated Group, taken as a whole in an amount in excess of $50,000 (a "Material Adverse Effect").

15 - STOCK PURCHASE AGREEMENT

     5.1.2 Standish International is a corporation duly organized, validly existing and in good standing under the laws of the State of Wisconsin and has the corporate power to carry on its business as it is now being conducted and currently proposed to be conducted. Standish International is qualified to conduct business and is in good standing in the states, countries and territories listed in Section 5.1 of the Company Disclosure Schedule. Standish International is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified will not have a Material Adverse Effect.


5.2  CAPITALIZATION

     5.2.1 The authorized capital stock of the Company consists of 112,000 shares of Class A Voting Common Stock, $.01 par value, and 448,000 shares of Class B Nonvoting Common Stock, $.01 par value, of which only 2,000 shares of Class A Stock and 8,000 shares of Class B Stock are outstanding as of the date hereof. The Shares were duly authorized, validly issued, fully paid and nonassessable. No shares of the Company's capital stock are held in the Company's treasury. As of the date hereof, there are no bonds, debentures, notes or other evidences of indebtedness having the right to vote on any matters on which the Company's shareholders may vote issued or outstanding. There are no subscriptions, options, warrants, calls or other rights, agreements or commitments outstanding which obligate the Company or Standish International to issue, deliver, sell or otherwise cause to become outstanding any of its capital stock or debt securities, or which obligate the Company or Standish International to grant, extend or enter into any such option, warrant, call or other such right, agreement or commitment. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the Company or Standish International.

     5.2.2 The authorized capital stock of Standish International consists of 56,000 shares of Voting Common Stock, $1.00 par value, of which only 500 shares are outstanding as of the date hereof. The outstanding shares of Standish International Stock were duly authorized, validly issued, fully paid and nonassessable. No shares of Standish International's capital stock are held in its treasury. As of the date hereof, there are no bonds, debentures, notes or other evidences of indebtedness having the right to vote on any matters on which the shareholders of Standish International may vote issued or outstanding.
There are no subscriptions, options, warrants, calls or other rights, agreements or commitments outstanding which obligate Standish International to issue, deliver, sell or otherwise cause to become outstanding any of its capital stock or debt securities, or which obligate Standish International to grant, extend or enter into any such option, warrant, call or other such right, agreement or commitment. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to Standish International.

5.3  SUBSIDIARIES

     5.3.1 Neither the Company nor Standish International has any Subsidiaries, and

16 - STOCK PURCHASE AGREEMENT
neither the Company nor Standish International has any equity investment or other interest in, and has not made advances to, any Person.

5.4 AUTHORITY RELATIVE TO THIS AGREEMENT

     5.4.1 The Company and Standish International each have the corporate power to enter into this Agreement and to carry out its obligations hereunder.


     5.4.2 The Transaction has been duly authorized by the Boards of Directors of the Company and Standish International. No other corporate proceedings on the part of the Company or Standish International are necessary to authorize the Transaction.

     5.4.3 This Agreement constitutes a valid and binding obligation of the Company and Standish International, enforceable against them in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally, and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court in which any such Proceeding may be brought.

     5.4.4 Neither the execution, delivery or performance of this Agreement, or any other agreement relating hereto, or any other aspect of the Transaction, will: (a) require any Consent of the shareholders of the Company or Standish International; (b) conflict with, or violate any provision of, or constitute or result in a breach or default (with or without notice, lapse of time or both) or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of any material benefit, under (i) any charter or bylaw of any Member of the Consolidated Group, or (ii) any indenture, loan document provision or other Contract, Permit, Order, statute, law, ordinance, rule or regulation applicable to any Member of the Consolidated Group or its properties or assets; or (c) result in or require the imposition of any Lien with respect to, or upon, any Member of the Consolidated Group or its properties or assets.

     5.4.5 No Permit or Consent is necessary for the consummation by the Company or Standish International of the Transaction.

17 - STOCK PURCHASE AGREEMENT

5.5  FINANCIAL STATEMENTS

     5.5.1 The Company has previously furnished Buyer with true and complete copies of the (i) audited balance sheets of the Company as of December 31, 1993, 1994, 1995 and 1996, (ii) related audited statements of operations, changes in stockholders' equity and cash flows for the periods ending December 31, 1993, 1994, 1995 and 1996 (including all audit opinions and all notes accompanying such statements), (iii) unaudited balance sheets as of January 31, 1997, February 28, 1997, March 31, 1997, April 30, 1997, May 31, 1997, June 30, 1997
and July 31, 1997 and (iv) related unaudited statements of operations, changes in stockholders' equity and cash flows for the months ending January 31, 1997, February 28, 1997, March 31, 1997, April 30, 1997, May 31, 1997, June 30, 1997
and July 31, 1997. All such balance sheets and statements covered by (i) through (iv) are collectively referred to in this Agreement as the "Financial Statements." The Financial Statements reflect the operations of Standish International.

     5.5.2 The Financial Statements are in accordance with the books and records of the Members of the Consolidated Group and fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of the Members of the Consolidated Group as of the dates and for the periods indicated, in each case in conformity with GAAP, except as otherwise indicated in such Financial Statements, and in the case of unaudited Financial Statements, subject to normal year-end audit adjustments, the absence of footnotes and other disclosures associated with an audited report. There are no adjustments that would be required on audit of the unaudited Financial Statements that would, individually or in the aggregate, have a Material Adverse Effect. The audited Financial Statements provide fully for all material fixed and non-contingent liabilities of the Members of the Consolidated Group and disclose or provide fully for all material contingent liabilities of a type required to be disclosed or provided for in financial statements in accordance with GAAP. All prepaid expenses, if any, included as assets of the Consolidated Group represent payments theretofore made by the Company or Standish International, the benefit and advantage of which may be obtained or enjoyed by the Company or Standish International, as applicable, after the Closing Date.

     5.5.3 The Consolidated Group does not have any liabilities or obligations (absolute, accrued, contingent or otherwise), which are material to the Consolidated Group and which are not disclosed or provided for in the Financial Statements, other than (i) liabilities and obligations incurred between July 31, 1997 and the date hereof in the ordinary course of the business of the Company, consistent with past practice and (ii) except as otherwise disclosed in Section
5.5.3 of the Company Disclosure Schedule. There is no basis for any such liability against any Member of the Consolidation Group, whether absolute, accrued, contingent or otherwise, which is or would have a Material Adverse Effect, not reflected in the Financial Statements.

5.6  ABSENCE OF CERTAIN CHANGES OR EVENTS

     Since December 31, 1996, there has not been:

     5.6.1 any material adverse change in the business, financial condition, liabilities (net

18 - STOCK PURCHASE AGREEMENT
of any corresponding increase in assets), results of operations or, to the Warranting Parties' Knowledge, prospects of the Consolidated Group or any Member thereof, other than changes in laws or regulations of general applicability;

     5.6.2 any damage, destruction or loss, whether covered by insurance or not, materially and adversely affecting the financial condition, properties or businesses of the Consolidated Group or any Member thereof;

     5.6.3 any declaration, payment or setting aside for payment of any dividend or other distribution (whether in cash, stock or property) with respect to the capital stock of any Member of the Consolidated Group or any direct or indirect redemption, purchase or other acquisition of any shares of capital stock of any Member of the Consolidated Group;

     5.6.4 any increase in the compensation of or granting of bonuses payable or to become payable by any Member of the Consolidated Group to any officer or Employee whose 1996 calendar-year compensation (salary plus bonus) exceeded $50,000, other than annual increases or bonuses consistent with the past practices of the Members of the Consolidated Group or pursuant to the terms and provisions of the Employee Contracts and not exceeding, for any such officer or Employee, ten percent (10%) of such officer's or Employee's 1996 calendar-year compensation;

     5.6.5 any accrual or arrangement for or payment by any Member of the Consolidated Group of severance bonuses or special compensation of any kind to any director, officer or Employee;

     5.6.6 any capital expenditures by any Member of the Consolidated Group, or commitments therefor, aggregating more than $10,000;

     5.6.7 any sale or other transfer by any Member of the Consolidated Group of any material tangible or intangible asset, any granting of a Lien relating to any such material asset, any lease of real property or equipment, or any cancellation of any debt or claim, except in the ordinary course of business;

     5.6.8 any incurrence by any Member of the Consolidated Group of any obligation or liability (absolute or contingent), except current obligations and liabilities incurred in the ordinary course of business in amounts and on terms consistent with past practices;

     5.6.9 any material change in accounting methods or principles or any revaluation of any of the assets of any Member of the Consolidated Group (including, without limitation, any change in depreciation or amortization policies or rates);

     5.6.10 any amendment or termination of any Contract or Permit to which any Member of the Consolidated Group is a party, except in the ordinary course of business;

19 - STOCK PURCHASE AGREEMENT

     5.6.11 any loan by any Member of the Consolidated Group to any Person or guaranty by any Member of the Consolidated Group of any loan, other than inter-company advances among Members of the Consolidated Group made in the ordinary course of business and of an amount and frequency consistent with past practices and which are reflected in the Financial Statements;

     5.6.12 any waiver or release of any material right or claim of any Member of the Consolidated Group, except in the ordinary course of business;

     5.6.13 any commencement or notice or, to the Warranting Parties' Knowledge, threat of commencement of any Proceeding against or investigation of any Member of the Consolidated Group; or

     5.6.14 to the Warranting Parties' Knowledge, any labor trouble or claim of wrongful discharge or other unlawful labor practice or action involving any Member of the Consolidated Group.

     5.6.15 to the Warranting Parties' Knowledge, any other event or condition of any character that has or might reasonably have a Material Adverse Effect;

5.7  LITIGATION

     There is no Proceeding pending or, to the Warranting Parties' Knowledge, threatened against any Member of the Consolidated Group which, either alone or in the aggregate, could reasonably be expected to have a Material Adverse Effect, nor is there any Order outstanding against any Member of the Consolidated Group having, or which in the future could reasonably be expected to have, either alone or in the aggregate, any Material Adverse Effect.

5.8  TAXES

     5.8.1 The Company and Standish International have duly filed all Tax Returns with the proper Governmental Authority, and all such Tax Returns were correct and complete in all material respects.

     5.8.2 The Company and Standish International have paid in full all Taxes required to be paid for Tax Periods occurring since January 1, 1989, before such payment became delinquent; no deficiencies have been or, to the Warranting Parties' Knowledge, will be assessed with respect thereto for any such period through December 31, 1996; and no notice of deficiency or assessment with respect to the Company or Standish International has been received.

     5.8.3 All Taxes which the Company or Standish International has been required to collect or withhold have been duly collected or withheld and, to the extent required when due, have been or will be duly paid to the proper Governmental Authority.

20 - STOCK PURCHASE AGREEMENT

     5.8.4 None of the Tax Returns which include or should have included the Company or Standish International have been examined by any Governmental Authority; the Warranting Parties have no Knowledge of any pending audits of such Tax Returns; there are no claims which have been or, to the Warranting Parties' Knowledge, may be asserted relating to such Tax Returns; and no notice of audit or examination with respect to such Tax Returns has been received.

     5.8.5 The Company is not a party to any Tax sharing agreement or similar arrangement with any other party.

     5.8.6 There are no federal, state, local or foreign Tax Liens upon any of the properties or assets of the Company or Standish International, and there are no unpaid Taxes which are or could become a Lien on the properties or assets of the Company or Standish International, except for current Taxes not yet due and payable.

     5.8.7 There have been no waivers or extensions of any statute of limitations by the Company with respect to any Governmental Authority responsible for assessing or collecting Taxes.

     5.8.8 Correct and complete copies of all Tax Returns which include the Company or Standish International since January 1, 1989, which have been requested by Buyer or any Authorized Representative have been provided to Buyer.

     5.8.9 Neither the Company nor Standish International have agreed or been required to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise, except for adjustments under Section 481(a) which have been fully recognized on or before the Closing Date.

     5.8.10 Neither the Company nor Standish International has participated in an international boycott within the meaning of Section 999 of the Code.

     5.8.11 Neither the Company nor Standish International is a foreign person as defined in Section 1445 of the Code.

     5.8.12 Neither the Company nor Standish International has, and neither has had, a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States and such foreign country.

     5.8.13 Neither the Company nor Standish International has any income from any joint venture, partnership or other arrangement or contract that could be treated as a partnership for federal income Tax purposes, on which either of them would be required to report and pay Taxes.

21 - STOCK PURCHASE AGREEMENT

5.9  COMPLIANCE WITH PERMITS, APPLICABLE LAWS AND AGREEMENTS

     5.9.1 Each Member of the Consolidated Group holds all Permits, the failure of which to hold would have a Material Adverse Effect (the "Material Permits"). The Company Disclosure Schedule sets forth a true and complete list of all Material Permits. Each Member of the Consolidated Group is in compliance with the terms of the Material Permits, except for such failures to comply which, individually or in the aggregate, would not have a Material Adverse Effect.

     5.9.2 The business of each Member of the Consolidated Group is being conducted in compliance with all laws, ordinances and regulations of all Governmental Authorities (including, but not limited to, laws pertaining to employment and employment practices, terms and conditions of employment, wages and hours, safety, health, fire prevention and other matters), except for possible violations which individually or in the aggregate do not and would not have a Material Adverse Effect.

     5.9.3 No Member of the Consolidated Group is in default (and not in a circumstance which, with notice or lapse of time, or both, would constitute a default) under any agreement or instrument to which such Member is a party, whether or not such default has been waived, except for any such default which, alone or in the aggregate with other such defaults, would not have a Material Adverse Effect.

     5.9.4 The provisions of this Section shall not be construed or applied to narrow or otherwise restrict the scope of any other representations and warranties in this Article 5.

22 - STOCK PURCHASE AGREEMENT

5.10  EMPLOYEE PLANS AND BENEFIT ARRANGEMENTS

     5.10.1 The Company Disclosure Schedule sets forth a true and complete list of all the following: (i) each "employee benefit plan," as such term is defined in Section 3(3) of ERISA (each an "Employee Plan"), and (ii) each other plan, program, policy, contract or arrangement providing for bonuses, pensions, deferred compensation, stock or stock-related awards, severance pay, salary continuation or similar benefits, hospitalization, medical, dental or disability benefits, life insurance or other employee benefits, or compensation to or for any current or former officers, directors, employees, agents, or independent contractors of any Member of the Consolidated Group ("Employees") or any beneficiaries or dependents of any Employee, whether or not insured or funded,
(A) pursuant to which any Member of the Consolidated Group has any material liability or (B) constituting an employment or severance agreement or arrangement with any officer or director of any Member of the Consolidated Group (each, a "Benefit Arrangement"). The Company has used its reasonable efforts to provide to Buyer with respect to each Employee Plan and Benefit Arrangement: (i) a true and complete copy of all written documents, including amendments, comprising such Employee Plan or Benefit Arrangement or, if there is no such written document, an accurate and complete description of such Employee Plan or Benefit Arrangement; (ii) all Form 5500s or Form 5500-Cs (including all schedules thereto), if applicable; (iii) the most recent financial statements and actuarial reports, if any; (iv) the summary plan description currently in effect and all material modifications thereof, if any; and (v) the most recent IRS determination letter, if any; and (vi) filings with the Department of Labor, including, but not necessarily limited to, "top hat" filings pursuant to Department of Labor Regulation Section 2520.104-23, if any. Any such Employee Plans and Benefit Arrangements not so provided are not in the aggregate material to any Member of the Consolidated Group.

     5.10.2 (i) To the Warranting Parties' Knowledge, the Consolidated Group has established and maintained in all material respects each Employee Plan and Benefit Arrangement in accordance with its terms and in material compliance with all applicable laws, including, but not limited to, ERISA and the Code; and (ii) to the Warranting Parties' Knowledge, any third party trustee has complied in all material respects in the maintenance of each Employee Plan and Benefit Arrangement with all applicable laws and requirements. To the Warranting Parties' Knowledge, no Member of the Consolidated Group nor any of its Employees, nor, to the best Knowledge of the Warranting Parties, any other disqualified Person or party-in-interest with respect to any Employee Plan, has engaged directly or indirectly in any "prohibited transaction," as such term is defined in Section 4975 of the Code or Section 406 of ERISA, with respect to which any Member of the Consolidated Group could have or has any material liability.

     5.10.3 The Consolidated Group has no Employee Plan that is subject to Title IV of ERISA and has had no ERISA Affiliate at any time since the later of the oldest Consolidated Group Member's inception or September 2, 1974.

     5.10.4 There are no pending or, to the Warranting Parties' Knowledge, threatened Proceedings by any Employees or plan participants or the beneficiaries, spouses or

23 - STOCK PURCHASE AGREEMENT
representatives of any of them, against any Employee Plan or Benefit Arrangement, the assets held thereunder, the trustee of any such assets, or any Member of the Consolidated Group relating to any of the Employee Plans, other than ordinary and usual claims for benefits by participants or beneficiaries. Furthermore, there are no pending, or to the Warranting Parties' Knowledge, threatened Proceedings by any Governmental Authority of or against any Employee Plan or Benefit Arrangement, the trustee of any assets held thereunder, or any Member of the Consolidated Group relating to any of the Employee Plans or Benefit Arrangements.

     5.10.5 No Employee Plan has been the subject of an IRS or Department of Labor audit. There are no pending Proceedings or, to the Warranting Parties' Knowledge, threatened Proceedings in which the "qualified" status of any Employee Plan is at issue and in which revocation of the determination letter has been threatened. Each such Employee Plan has not been amended or operated, since the receipt of the most recent determination letter, in a manner that would materially adversely affect the "qualified" status of the Employee Plan. No distributions have been made from any of the Employee Plans that would violate in any material respect the restrictions under Treas. Reg. Section 1.401(a)(4)-5(b). To the Knowledge of the Warranting Parties, there has been no termination, partial or otherwise, as defined in Section 411(d) of the Code and the regulations thereunder, of any Employee Plan.

     5.10.6 Each Member of the Consolidated Group has made all required contributions under each Employee Plan on a timely basis or, if not yet due, adequate accruals therefore have been provided for in the Financial Statements.

     5.10.7 The Transaction (either alone or together with any additional or subsequent events) does not constitute an event under any Employee Plan, Benefit Arrangement or individual Employee Contract, that may result in any payment (whether of severance pay or otherwise), restriction or limitation upon the assets of any Employee Plan or Benefit Agreement, acceleration of payment or vesting, increase in benefits or compensation, or required funding, with respect to any Employee, or the forgiveness of any loan or other commitment of any Employee.

     5.10.8 To the Warranting Parties' Knowledge, no amounts paid or payable by any Member of the Consolidated Group to or with respect to any Employee will fail to be deductible for federal income tax purposes by reason of Section 280G of the Code.

     5.10.9 No Employees and no beneficiaries or dependents of Employees are or may become entitled under any Employee Plan or Benefit Arrangement to post-employment welfare benefits of any kind, including, without limitation, death or medical benefits, other than coverage mandated by Section 4980B of the Code.

     5.10.10 The Employee Plans that are group health plans (as defined for the purposes of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA, and all regulations thereunder, (such provisions of law and regulations are hereinafter referred to as "COBRA")) have complied in all material respects at all times during the past three (3) years with requirements of COBRA to provide health care continuation coverage to qualified beneficiaries who have elected, or may elect to have, such coverage. The Consolidated Group Members and

24 - STOCK PURCHASE AGREEMENT
their agents who administer any of the Employee Plans or Benefit Arrangements, have complied in all material respects at all times during the past three (3) years with the notification and written notice requirements of COBRA. There are no pending or, to the Warranting Parties' Knowledge, threatened Proceedings by any current Employee, former Employee, participants or by the beneficiary, dependent or representative of any such person, involving the failure of any Employee Plan or Benefit Arrangement or of any other group health plan ever maintained by any Member of the Consolidated Group to comply with the health care continuation coverage requirements of COBRA.

     5.10.11 There are no agreements with, or pending petitions for recognition of, a labor union or an association as the exclusive bargaining agent for any of the Employees of any Member of the Consolidated Group; no such petitions have been pending at any time within two years of the date of this Agreement, and, to the Warranting Parties' Knowledge, there has not been any organizing effort by any union or other group seeking to represent any Employees of any Member of the Consolidated Group as their exclusive bargaining agent at any time within two years of the date of this Agreement. There are no labor strikes, work stoppages or other labor troubles, other than routine grievance matters, now pending or, to the Warranting Parties' Knowledge, threatened against any Member of the Consolidated Group.

5.11  EMPLOYEE CONTRACTS AND NON-DISCLOSURE AGREEMENTS

     The Company has provided Buyer with copies of all Employee Contracts for the current Employees. All of the Employees are "at-will" employees, and no Employees have oral or written employment agreements with any Member of the Consolidated Group.

5.12  REAL PROPERTY

     5.12.1 The Company Disclosure Schedule contains a true, complete and correct list of the Real Property. As applicable (i) each Member of the Consolidated Group has title to the Real Property currently owned by it, (ii) each Member of the Consolidated Group enjoys peaceful and undisturbed possession of the Real Property currently leased by it, (iii) the interests of the Members of the Consolidated Group in the Real Property currently owned, leased or occupied by any Member of the Consolidated Group ("Current Real Property") are not subject to any commitment for sale or use by any Person other than the Members of the Consolidated Group, (iv) the interests of the Members of the Consolidated Group in the Current Real Property are not subject to any Lien which in any material respect interferes with or impairs the value, transferability or present and continued use thereof in the usual and normal conduct of each such Member's business, (v) no labor has been performed or material furnished on behalf of or at the request of any Member of the Consolidated Group for the Real Property for which a mechanic's or materialman's Lien or Liens, or any other Lien, has been or could be claimed by any Person on such Member's interest in the Current Real Property, and (vi) the Consolidated Group Members' use of the Current Real Property is in compliance in all material respects with all applicable zoning, building code and other laws.

     5.12.2 There are no condemnation or eminent domain Proceedings pending or, to the

25 - STOCK PURCHASE AGREEMENT

Knowledge of the Warranting Parties, contemplated or threatened, against the Current Real Property or any part thereof, and the Warranting Parties have no Knowledge of any desire of any Governmental Authority to take or use the Current Real Property or any part thereof. There are no existing or, to the Knowledge of the Warranting Parties, contemplated or threatened, general or special assessments affecting the Consolidated Group Members' interests in the Current Real Property or any portion thereof. No Member of the Consolidated Group has received notice of any pending or threatened Proceeding before any Governmental Authority which relates to the ownership, maintenance, use or operation of such Member's interest in the Real Property, nor do the Warranting Parties have Knowledge of any fact which might give rise to any such Proceeding.

     5.12.3 The buildings and improvements on the Current Real Property (including, without limitation, the heating, air conditioning, mechanical, electrical and other systems used in connection therewith) are in a reasonable state of repair, have been reasonably well maintained and are reasonably free from infestation by termites, other wood destroying insects, vermin and other pests. There are no repairs or replacements exceeding $50,000 in the aggregate for all Current Real Property or $10,000 for any single repair or replacement which are currently planned or which, to the Knowledge of the Warranting Parties, should be made as of the Closing Date in order to maintain said buildings and improvements in a reasonable state of repair.

     5.12.4 The buildings, structures and improvements on each parcel of the Current Real Property lie entirely within the boundaries of such Real Property as specified in the applicable legal description set forth in the Company Disclosure Schedule, and no structures of any kind encroach on such Real Property.

     5.12.5 Each parcel of the Current Real Property has unencumbered access to adequate electric, gas, water, sewer and telephone lines, all of which are adequate for the uses to which such property is currently devoted by the Company or Standish International, as applicable.

5.13  TANGIBLE PERSONAL PROPERTY

     5.13.1 The Company Disclosure Schedule lists, by each Member of the Consolidated Group, each item of Tangible Personal Property owned by such Member having an original book value in excess of $5,000, and the Company Disclosure Schedule lists, by each Member of the Consolidated Group, each item of Tangible Personal Property leased by such Member (other than individual leases of office equipment having an annual rental of less than $5,000).

     5.13.2 The Tangible Personal Property constitutes substantially all tangible personal property necessary or desirable to conduct the business of the Members of the Consolidated Group. All of the Tangible Personal Property is located at the Current Real Property and there is no Tangible Personal Property located at any of the Current Real Property which is not owned or leased by a Member of the Consolidated Group.

     5.13.3 The Tangible Personal Property is, in all material respects, in reasonable working order and adequate for its intended use, ordinary wear and tear excepted. There are no

26 - STOCK PURCHASE AGREEMENT
repairs or replacements exceeding $50,000 in the aggregate for all Tangible Personal Property or $10,000 for any single item of Tangible Personal Property which are currently planned by the Consolidated Group or which, to the Knowledge of the Warranting Parties, should be made as of the Closing Date in order to maintain the Tangible Personal Property in reasonable working order.

5.14  INTANGIBLE PROPERTY

     5.14.1 The Company Disclosure Schedule contains a true, correct and complete list, according to each Member of the Consolidated Group, of: (i) United States federal, state and foreign grants, registrations and applications existing or outstanding with respect to the Intangible Property owned by the Member, including, without limitation, all applicable grants, registration, application or serial numbers and other filing or recording information and all expiration dates pertaining thereto (the "Registered Intangible Property"); (ii) all license agreements relating to Intangible Property to which any Member is a party; and (iii) all other trademarks, tradenames and service marks which constitute Intangible Property.

     5.14.2 (i) The Registered Intangible Property is owned exclusively by the Members of the Consolidated Group and, to the Knowledge of the Warranting Parties, is used exclusively by one or more Members of the Consolidated Group,
(ii) the Registered Intangible Property is free and clear of all Liens, (iii) there is no pending or, to the Warranting Parties' Knowledge, threatened Proceeding by or before any Governmental Authority alleging, any infringement or other violation of any right of any third Person in or to the Intangible Property, (iv) there is not now, and there has not been during the past five years, any asserted claim of infringement or other violation of any other intellectual property right of any third Person resulting from the conduct of any Member of the Consolidated Group, and the Warranting Parties have no Knowledge that any such infringement or violation exists or will be alleged, (v) the Warranting Parties have no Knowledge of any activity by any third Person which does or might constitute an infringement or other violation of the Company's rights in or to any Intangible Property, (vi) no Member of the Consolidated Group has entered into any license, consent, indemnification, forbearance to sue, settlement agreement or cross-licensing arrangement with any Person relating to the Intangible Property or any intellectual property right of any third Person, (vii) there are no agreements relating to and materially affecting any Intangible Property of any Member of the Consolidated Group or the use or ownership thereof, including, without limitation, license agreements, confidentiality and non-disclosure agreements, assignments or agreements to assign, development agreements, settlement agreements and other related agreements; and (viii) the Warranting Parties are unaware of any information which would materially adversely affect any of the Intangible Property or render any of the Intangible Property invalid or unenforceable.

     5.14.3 The Intangible Property constitutes all intangible property necessary and sufficient to operate the business of each Member of the Consolidated Group. The consummation of the transactions contemplated hereby will not result in the loss or impairment of any Consolidated Group Member's rights in the Intangible Property. No shareholder or Employee of any Member of the Consolidated Group owns, directly or indirectly, in whole or in part, any rights in any of the Intangible Property. Each Member of the Consolidated Group has

27 - STOCK PURCHASE AGREEMENT
the right to use its corporate name and, each tradename or assumed name under which it conducts its business. No Person has asserted to any Member of the Consolidated Group or, to the Knowledge of the Warranting Parties, threatened to assert to any Member of the Consolidated Group, any claim or made any demand to the right to any such Member's corporate name or any such tradename or assumed name or the right to use any such name, and no Proceeding is pending or threatened, which challenges the right of such member with respect thereto. No other Person is using any such names as a corporate name, tradename or assumed name.

5.15  TITLE TO ASSETS

     Each Member of the Consolidated Group has good and marketable title to all of its assets as described in the most recent balance sheet contained in the Financial Statements and in the Company Disclosure Schedule, free and clear of all Liens, except as otherwise set forth in the Company Disclosure Schedule.

5.16  INVENTORIES AND RECEIVABLES

     5.16.1 The inventories of the Members of the Consolidated Group at December 31, 1996 are shown on the balance sheet at December 31, 1996 referred to in Section 5.5. Such inventories and the inventories acquired by each Member of the Consolidated Group subsequent to the date of such balance sheet consist of items of a quality and quantity usable and salable in the normal course of each such member's business and not in excess of its reasonable requirements. The values of obsolete materials and materials below standard quality have been written down on its books of account to realizable market value, or adequate reserves have been provided therefor in accordance with GAAP. All items included in such inventories are owned by each such Consolidated Group Member, except for sales made subsequent to the date of such balance sheet in the ordinary course of business, for all of which either the purchaser has made full payment or the purchaser is obligated to make payment and such obligation is an asset of the Consolidated Group in accordance with GAAP. All inventories of raw materials and finished goods are carried on the December 31, 1996 balance sheet referred to in Section 5.5 and are carried on the books at the lower of cost (first in-first out) or market. The inventories are not in excess of any Consolidated Group Member's reasonable requirements.

     5.16.2 All receivables of the Members of the Consolidated Group shown on the consolidated balance sheet at December 31, 1996, referred to in Section 5.5 arose in the ordinary course of business, and the aggregate amounts thereof are collectible at the net recorded value thereof, and are carried at values determined in accordance with GAAP. The Members of the Consolidated Group have established reserves for doubtful accounts only in accordance with GAAP and to the extent reflected in the Financial Statements. None of the receivables of the Consolidated Group is subject to any stated claim of offset, recoupment, setoff or counterclaim, and the Warranting Parties have no Knowledge of any facts or circumstances that would give rise to any such claim. No receivables are contingent upon the performance by any Member of the Consolidated Group of any obligation or contract. No agreement for deduction or discount has been made with respect to any of such receivables.

28 - STOCK PURCHASE AGREEMENT

     5.16.3 No agreement or commitment has been made with or to any customer by any Member of the Consolidated Group to provide price or payment concessions to such customer in any future sale or sales to such customer.

5.17  CONTRACTS

     5.17.1 The Company Disclosure Schedule contains a true and correct list of the Contracts. True and correct copies of all of the Contracts have been delivered to Buyer. Each of the Contracts is valid, binding and enforceable by each Member of the Consolidated Group which is a party to such Contract in accordance with its terms. Each of the Contracts was entered into in the ordinary course of business and is not subject to termination except in accordance with its terms or except as provided by applicable law.

     5.17.2 Each of the Contracts is in full force and effect, all fees, rents, royalties and other payments due thereunder are current, no Member of the Consolidated Group nor any other party is in material default thereunder or in material breach thereof, and no Member of the Consolidated Group has during the past five years sought or obtained any waiver of or under any provision of any Contract, including without limitation, any waiver from any lender or other creditor of any term, condition or default under any Contract (other than waivers obtained which have no continuing Material Adverse Effect). There exists no event or occurrence, condition or act which constitutes or, with the giving of notice, the lapse of time or the happening of any future event or condition, would become, a material default by any Member of the Consolidated Group or any other party under any of the Contracts. The Warranting Parties have no Knowledge of any threatened default under any of the Contracts.

     5.17.3 No Member of the Consolidated Group is a party to any Contract which: (i) was not entered into in the ordinary course of business; (ii) requires any such Member of the Consolidated Group to make any capital expenditure in excess of $25,000, or (iii) has a term of greater than one year (other than Contracts which are cancelable without penalty in sixty (60) days or less).

5.18  SUPPLIERS AND CUSTOMERS

     To the Warranting Parties' Knowledge, no substantial supplier or customer (who accounted for more than 10% of aggregate 1996 annual purchases or more than 10% of aggregate 1996 annual revenues, as the case may be, of any Consolidated Group Member) intends to terminate its relationship with such Member; nor do any of the Warranting Parties have Knowledge that any material problem or dispute with any supplier or customer exists. In the opinion of the Warranting Parties, each Member of the Consolidated Group has good business relationships with its suppliers and customers. To the Warranting Parties Knowledge consummation of the Transaction will not disrupt any Consolidated Group Member's existing relationships with any supplier or customer.

29 - STOCK PURCHASE AGREEMENT

5.19  PRODUCTS; PRODUCT WARRANTIES

     5.19.1 A form of each product warranty relating to products manufactured or sold by each Member of the Consolidated Group at any time during the three-year period preceding the date of this Agreement is attached to or set forth in the Company Disclosure Schedule.

     5.19.2 The Company Disclosure Schedule sets forth, by Consolidated Group Member, a true and complete list, of (i) all products manufactured, marketed or sold by the Members of the Consolidated Group that have been recalled or withdrawn (whether voluntarily or otherwise) at any time during the past three
(3) years and (ii) to the Warranting Parties' Knowledge, all Proceedings (whether completed or pending) at any time during the past three (3) years seeking the recall, withdrawal, suspension or seizure of any product sold by any Consolidated Group Member.

     5.19.3 The Warranting Parties have no Knowledge of any material defect in design, materials, manufacture or otherwise in any products manufactured, distributed or sold by any Consolidated Group Member during the past three (3) years, or any defect in repair to, or replacement of, any such products, which defect could give rise to any Material Adverse Effect.

     5.19.4 The average annual cost of all product repairs and replacements performed by all Members of the Consolidated Group during the three (3) most recently completed fiscal years, including repairs and replacements prior to customer acceptance, did not exceed $50,000.

     5.19.5 Except as provided in any of the standard product warranties described in this Section, no Member of the Consolidated Group has sold any products or services which are subject to an extended warranty of any such Member beyond twelve (12) months and which warranty has not yet expired.

5.20  ENVIRONMENTAL MATTERS

     5.20.1 To the Knowledge of the Warranting Parties, each Member of the Consolidated Group, and each of such Member's assets, properties and operations are now and at all times have been in compliance in all material respects with all applicable Environmental Laws. There has been and is no Release or, to the Warranting Parties' Knowledge, threatened Release of any Hazardous Material at, on, under, in, to or from any of the Real Property which relates to any Consolidated Group Member's operations and activities at the Real Property. No Member of the Consolidated Group has received any notice of alleged, actual or potential responsibility for, or any Proceeding regarding, the presence, Release or threatened Release of any Hazardous Material at any location, whether at the Real Property or otherwise, which Hazardous Materials were allegedly manufactured, used, generated, processed, treated, stored, disposed or otherwise handled at or transported from the Real Property.

     5.20.2 No Member of the Consolidated Group has received any notice of any Proceeding by any Person alleging any actual or threatened injury or damage to any Person,

30 - STOCK PURCHASE AGREEMENT
property, natural resource or the environment arising from or relating to the presence, Release or threatened Release of any Hazardous Materials at, on, under, in, to or from the Real Property or in connection with any operations or activities thereat, or at, on, under, in, to or from any other property. Neither the Real Property nor any operations or activities thereat is or has been subject to any Proceeding, Order or Lien relating to any applicable Environmental Laws.

     5.20.3 There are no underground storage tanks presently located at the Real Property and there have been no Releases of any Hazardous Materials from any underground storage tanks or related piping at the Real Property. To the Knowledge of the Warranting Parties, there are no PCBs located at, on or in the Real Property and there is no asbestos or asbestos-containing material located at, on or in the Real Property.

5.21  TRANSACTIONS WITH CERTAIN PERSONS

     No Relevant Insider, nor any Person related to any Relevant Insider by blood or marriage, nor any corporation, partnership, trust or other entity in which any such Person has a substantial interest as a shareholder, officer, director, trustee, partner or otherwise, or any Affiliate of any of the foregoing (each, a "Related Person"), is presently or at any time during the past five years has been a party to any material transaction (other than normal compensation arrangements for Employees) of any Member of the Consolidated Group, including, without limitation, any contract, agreement or other arrangement (A) providing for the furnishing of material services to or by, (B) providing for the rental or sale of real or personal property to or from, or (C) otherwise requiring payments of an amount in excess of $500 annually to or from (other than for services as Employees) such Related Person. No Relevant Insider is related to any other Relevant Insider by blood or marriage. There is no outstanding amount in excess of $500 owing (including, without limitation, pursuant to any advance, note or other indebtedness instrument) from any Consolidated Group Member to any Related Person or from any Related Person to any Consolidated Group Member. Each of the Related Person transactions set forth in the Company Disclosure Schedule, if any, was entered into between the Consolidated Group Member and the Related Person on an arms length basis on terms no less favorable to such Member than could be obtained from an unrelated third party.

31 - STOCK PURCHASE AGREEMENT

5.22  ABSENCE OF CERTAIN PAYMENTS

     To the Warranting Parties' Knowledge, no Member of the Consolidated Group nor any of its Employees or other Persons acting on behalf of any such Member, or any Affiliate of any of the foregoing, have with respect to any Consolidated Group Member's business, (i) engaged in any activity, prohibited by the United States Foreign Corrupt Practices Act of 1977 or any other similar law, regulation or Order of any Governmental Authority or (ii) without limiting the generality of the preceding clause (i), used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to officials of any Governmental Authority. To the Knowledge of the Warranting Parties, none of the Members of the Consolidated Group or any of such Member's shareholders, Employees or other Persons acting on behalf of any of them, or any Affiliate of any of the foregoing, has accepted or received any unlawful contributions, payments, gifts or expenditures.

5.23  RECORDS

     5.23.1 No Business Records for the past five years relating to any Member of the Consolidated Group have been destroyed, and all such Business Records are available upon request, subject to applicable laws and/or contractual prohibitions or limitations. In addition, no Business Records relating to periods prior to such five-year period which any Member of the Consolidated Group is required to maintain (including, without limitation, personnel records and information relevant to current or future tax filings) have been destroyed, and all such Business Records are available upon request, subject to applicable laws and/or contractual prohibitions or limitations.

     5.23.2 Complete and correct copies of the Corporate Records of each Member of the Consolidated Group have been delivered to Buyer as part of the Company Disclosure Schedule. The minutes of each such Member contain a complete and accurate record of those meetings and significant actions of shareholders and directors, and of any executive committee or other committee of the shareholders or board of directors, for which minutes were prepared or for which actions were approved by unanimous written consent and for which no meetings were held. The stock records of each Member of the Consolidated Group are complete and accurate and contain a complete and accurate record of all share transactions for each such Member from the date of its incorporation.

32 - STOCK PURCHASE AGREEMENT

5.24  INSURANCE

     5.24.1 The Company Disclosure Schedule contains a complete and accurate list of (i) all current policies or binders of fire, product liability, automobile liability, general liability, worker's compensation and other forms of insurance (showing as to each policy or binder the carrier, policy number, coverage limits, expiration dates, annual premiums, deductibles, whether coverage is "occurrence" or "claims made" and a general description of the type of coverage provided and policy exclusions) maintained by any Member of the Consolidated Group and relating to each Consolidated Group Member's properties and assets or personnel (collectively, the "Insurance") and (ii) all other "occurrence" basis insurance policies maintained by any Member of the Consolidated Group at any time during the past three (3) years with respect to the business.

     5.24.2 All of the Insurance is sufficient for compliance in all material respects with all requirements of applicable law and of all contracts to which the Members of the Consolidated Group are parties. No Member of the Consolidated Group is in default in any material respect under any of the Insurance, and no Member of the Consolidated Group has failed to give any notice or to present any claim under any of the Insurance in a due and timely fashion. To the Knowledge of the Warranting Parties, there are no facts upon which any insurer might be justified in reducing coverage or increasing premiums more than is normal or customary on any of the existing Insurance. No notice of cancellation, termination, reduction in coverage or increase in premium (other than reductions in coverage or increases in premiums in the ordinary course) has been received with respect to any of the Insurance, and all premiums with respect to any of the Insurance have been timely paid.

     5.24.3 No Member of the Consolidated Group has experienced claims in excess of current Insurance coverage during the past three (3) years, and the Insurance is in full force and effect. To the Knowledge of the Warranting Parties, there will be no retrospective insurance premiums or charges on or with respect to any of the Insurance for any period or occurrence prior to the Closing Date.

5.25  BANK ACCOUNTS

     The Company Disclosure Schedule contains (i) a true, complete and correct list of all bank accounts and safe deposit boxes maintained by each Member of the Consolidated Group and all persons entitled to draw thereon, to withdraw therefrom or with access thereto, (ii) a description of all lock box arrangements for each Member of the Consolidated Group, (iii) a true, complete and correct list of all powers of attorney executed by each Member of the Consolidated Group.

5.26  DIRECTORS, OFFICERS AND MANAGERIAL EMPLOYEES

     The Company Disclosure Schedule lists all directors, officers and managerial employees of each Member of the Consolidated Group, showing their names, positions, current annual base compensation, current fringe benefits and, for the most recently completed fiscal year, bonuses.

33 - STOCK PURCHASE AGREEMENT

5.27  NO BROKER, ETC.

     No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Transaction based upon arrangements made by or on behalf of any Member of the Consolidated Group.

5.28  OTHER NEGOTIATIONS

     Except for the Transaction, there is no existing commitment or offer by any Member of the Consolidated Group to sell all or a significant part of the assets of any Member of the Consolidated Group, and there are no pending negotiations for the sale of all or a substantial part of the assets of any Member of the Consolidated Group.

5.29  NO MATERIAL ADVERSE EFFECT

     To the Knowledge of the Warranting Parties, except as disclosed in the Company Disclosure Schedule, there does not exist any fact or circumstance which, alone or together with another fact or circumstance, could reasonably be expected to result in a Material Adverse Effect.

5.30  NO UNTRUE STATEMENT OR OMISSION

     No representation or warranty made by the Warranting Parties contained in this Agreement and no statement by the Warranting Parties and/or any Authorized Representatives of the Warranting Parties contained in any certificate, list, exhibit or other instrument specified in this Agreement, including without limitation the Company Disclosure Schedule, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

                                  ARTICLE 6

                    REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer represents and warrants to Seller, the Related Sellers and the Company that, except as set forth in Buyer's Disclosure Schedule:

6.1  ORGANIZATION AND QUALIFICATION

     Buyer is a corporation duly organized and validly existing under the laws of the State of Oregon and has the corporate power to carry on its business as it is now being conducted.

34 - STOCK PURCHASE AGREEMENT

6.2  AUTHORITY RELATIVE TO THIS AGREEMENT

     6.2.1 Buyer has the corporate power to enter into this Agreement and all of the documents and agreements contemplated hereby and to carry out its obligations hereunder.

     6.2.2 The Transaction has been duly authorized by Buyer's Board of Directors. No other corporate proceedings on the part of Buyer are necessary to authorize the Transaction.

     6.2.3 This Agreement constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally, and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court in which any such Proceeding may be brought.

     6.2.4 No Permit or Consent is necessary for the consummation by Buyer of the Transaction.

     6.2.5 Neither the execution, delivery or performance of this Agreement, or any other agreement relating hereto, or any other aspect of the Transaction, will: (a) require any Consent of the shareholders of Buyer; (b) conflict with, or violate any provision of, or constitute or result in a breach or default (with or without notice, lapse of time or both) or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of any material benefit, under (i) any charter or bylaw of Buyer; or (ii) any indenture, loan document provision or other Contract, Permit, Order, statute, law, ordinance, rule or regulation applicable to Buyer or its properties or assets; or (c) result in or require the imposition of any Lien with respect to, or upon, Buyer or its properties or assets.

6.3  NO BROKER, ETC.

     No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Transaction based upon arrangements made by or on behalf of Buyer.

6.4  SUFFICIENT FUNDS AVAILABLE

     Buyer has available to it all funds necessary to satisfy its obligations pursuant to this Agreement.

35 - STOCK PURCHASE AGREEMENT

6.5  SECURITIES ACT REPRESENTATIONS

     Buyer (i) understands that the Shares have not been, and will not be, registered under the Securities Act, or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (ii) is acquiring the Shares solely for its own account for investment purposes, and not with a view to the distribution thereof, (iii) is a sophisticated investor with knowledge and experience in business and financial matters, (iv) has received certain information concerning the Company and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Shares, (v) is able to bear the economic risk and lack of liquidity inherent in holding the Shares, and (vi) is an Accredited Investor.

6.6  NO UNTRUE STATEMENT OR OMISSION

     No representation or warranty made by Buyer contained in this Agreement and no statement of Buyer and/or any Authorized Representative of Buyer contained in any certificate, list, exhibit or other instrument specified in this Agreement, including without limitation Buyer's Disclosure Schedule, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

                                   ARTICLE 7

                                  TAX MATTERS

7.1  TAX PAYMENT AND TAX RETURN FILING RESPONSIBILITIES

     7.1.1  Taxes on Sale of Shares
            -----------------------

     Seller shall be solely responsible for, and shall timely pay, all Taxes related to the ownership of the Shares and the sale of the Shares to Buyer, including, without limitation, applicable interest and penalties.

     7.1.2  Buyer's Tax Return Filing Responsibilities
            ------------------------------------------

           (a) Buyer shall be responsible for, and shall timely file, all Tax Returns of the Company that are required to be filed after the Closing Date (taking into account extensions) other than the Tax Returns for which Seller is responsible under Section 7.1.3(a).

           (b) With respect to any Tax Return to be filed by Buyer for a Taxable Period beginning on or before the Closing Date, Buyer or the Company shall deliver, at least 10 days prior to the due date for filing of such Tax Return (including extensions), to Seller a statement setting forth the amount of Tax for which Seller is responsible pursuant to this

36 - STOCK PURCHASE AGREEMENT

Agreement, and copies of such Tax Return. Seller shall have the right to review such Tax Return and, in the case of Tax Returns that relate to periods ending on or before the Closing Date, to direct Buyer to make any changes to such Tax Returns, which shall not be unreasonably withheld.

     7.1.3  Seller's Tax Return Filing Responsibilities
            -------------------------------------------

           (a) Seller shall be responsible for, shall prepare or cause to be prepared, and shall timely file or cause to be timely filed, all Tax Returns of the Company that are required to be filed for Taxable Periods ending on or before the Closing Date (taking into account extensions).

           (b) Seller shall deliver to Buyer a copy of each Tax Return prepared by or on behalf of the Company for which Seller is responsible to file under this Section 7.1.3 within 10 days prior to the earlier of the actual filing date or the due date for filing such Tax Return (including extensions). Buyer shall have the right to review each such Tax Return and to direct Seller to make any changes to each such Tax Return for which there is a reasonable basis.

7.2  TAX SHARING AND INDEMNIFICATION

     7.2.1  Taxable Periods Ending on or Before the Closing Date
            ----------------------------------------------------

     Seller shall be liable for, shall pay or cause to be paid, and shall indemnify and hold the Company and Buyer, and all of their respective directors, officers, employees and agents, harmless from: (a) any unaccrued Taxes with respect to the Company for any Tax Period ending on or before the Closing Date; and (b) that portion of Seller's liability determined under Section 7.2.3.

     7.2.2  Taxable Periods Commencing after the Closing Date
            -------------------------------------------------

     Buyer shall be liable for, shall pay or cause to be paid, and shall indemnify and hold Seller harmless from: (a) Taxes with respect to the Company for any Taxable Period commencing after the Closing Date; and (b) that portion of Buyer's liability determined under Section 7.2.3.

37 - STOCK PURCHASE AGREEMENT

     7.2.3  Taxable Periods Commencing before the Closing Date and Ending After
            -------------------------------------------------------------------
            the Closing Date
            ----------------

     Each Member of the Consolidated Group shall close its books and records as of the Closing Date. Seller and Buyer will, to the extent permitted by applicable law, elect with the relevant Governmental Authority to close the Taxable Periods of the Company and Standish International as of the Closing Date. In any case where applicable law does not permit the Company and Standish International to close their Taxable Periods as of the Closing Date, Taxes for such Taxable Periods shall be allocated between Seller and Buyer as follows:
(a) with respect to Taxes based on income, in accordance with taxable income and losses of the Company or Standish International, as applicable, for such portions of such period as determined from the Company's and Standish International's books and records, (b) with respect to Taxes based on sales or similar transactions and ad valorem Taxes, Buyer shall be responsible for all such Taxes other than Taxes attributable to sales or property ownership prior to the Closing Date for which accruals are not reflected in the Financial Statements as of the Closing Date, and (c) with respect to any other Taxes not described in (a) or (b) above, based on a method mutually acceptable to Seller and Buyer.

7.3  SECTION 338(H)(10) ELECTION AND ALLOCATION OF PURCHASE PRICE.

     7.3.1  Seller and Buyer shall jointly execute an election pursuant to
Section 338(h)(10) of the Code and any comparable election required to effect such similar election for state and local Tax purposes, if applicable, in connection with the Transaction. Seller and Buyer agree not to take any action before or after the Closing inconsistent with or intended to affect such election. Seller acknowledges that pursuant to Section 338(h)(10) of the Code, the sale of the Shares shall be reported for federal income Tax purposes as a sale of all of the assets of the Company in a taxable transaction, with the gain or loss from such transaction being included in the income tax return of the Company.

     7.3.2  Allocation of Purchase Price
            ----------------------------

           (a) Seller and Buyer agree to allocate the Purchase Price in accordance with Section 338 of the Code. Within 30 days after the Closing Date, Buyer shall provide to Seller Buyer's proposed allocation of the Purchase Price as finally determined and paid by Buyer hereunder. Within 30 days after the receipt of such allocation, Seller shall propose to Buyer any changes to such allocation or otherwise shall be deemed to agree with such allocation. If Seller and Buyer are unable to agree with respect to the allocation of the final Purchase Price within 90 days after the Closing Date, then Seller and Buyer shall submit their respective allocation to arbitration in accordance with
Section 2.3.5. The arbitrator shall resolve the dispute by allocating the Purchase Price based on methodologies and practices standard in valuations of businesses similar to the Company's business.

           (b) Seller and Buyer shall reduce such allocation to writing, including jointly and properly executing four copies (two for Buyer and two for Seller) of completed Internal Revenue Service Form 8023 A, and any other forms or statements required by the Code,

38 - STOCK PURCHASE AGREEMENT

Treasury Regulations or the Internal Revenue Service, together with any and all attachments required to be filed therewith. Seller and Buyer shall file timely any such forms and statements with the Internal Revenue Service.

           (c) To the extent consistent with applicable law, Seller and Buyer shall not file any Tax Return or other documents or otherwise take any position with respect to Taxes which is inconsistent with such allocation of the final Purchase Price, provided, however, that neither Seller nor Buyer shall be obligated to litigate any challenge to such allocation of the final Purchase Price by a Governmental Authority.

           (d) Seller and Buyer shall promptly inform one another of any challenge by any Governmental Authority to any allocation made pursuant to this
Section 7.3.2 and agree to consult with and keep one another informed with respect to the status of, and any discussion, proposal or submission with respect to, such challenge.

           (e) Seller and Buyer shall each be responsible for their own costs with respect to the preparation, review and analysis of the allocation statements and any forms or statements prepared in connection with the allocation of the final Purchase Price. In the event that arbitration is commenced to resolve any disagreement with respect to the final Purchase Price allocation pursuant to the provisions of this Section 7.3.2, the costs of such arbitration shall be shared equally by Buyer and Seller.

7.4  COOPERATION

     Seller and Buyer shall reasonably cooperate, and shall cause their respective Tax Affiliates, officers, employees, agents, auditors, and representatives reasonably to cooperate, in preparing and filing all Tax Returns (including amended returns and claims for refund), including maintaining and making available to each other all records necessary in connection with Taxes and in resolving all disputes and audits with respect to all Taxable Periods relating to Taxes. Buyer shall notify Seller within 15 days of receipt of any federal or state taxing agency audit of or assessment against any Member of the Consolidated Group involving any tax year or period in which Seller was a shareholder of the Company or Standish International. Seller shall have the right to participate in the defense of such audit or assessment and the same shall not be settled without the prior written approval of Seller.

                                   ARTICLE 8

                      ADDITIONAL AGREEMENTS AND COVENANTS

8.1  CONDUCT OF BUSINESS OF THE COMPANY AND STANDISH INTERNATIONAL

     During the period from the date of this Agreement to the Closing Date, the Company will comply fully with each of the covenants set forth in this Section
8.1 and will cause Standish International to fully comply therewith, and Seller will cause the Company and Standish

39 - STOCK PURCHASE AGREEMENT

International to so comply:

     8.1.1 Each of the Company and Standish International will: (i) conduct its operations in compliance with all applicable laws and regulations and according to its ordinary course of business consistent with past practice, (ii) not enter into any material transaction other than in the ordinary course of business consistent with past practice, (iii) with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact its assets and current business organizations, keep available the service of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it with the objective that their goodwill and ongoing businesses shall be unimpaired at the Closing Date, and (iv) consult with Buyer on a regular basis concerning the management of its assets, properties and business generally, any material new contracts, agreements, commitments or transactions proposed to be entered into or employees proposed to be engaged in by it and any other material developments relating to its assets, properties or business.

     8.1.2 Except for the Permitted Capital Expenditures, as otherwise permitted in this Agreement or as set forth in Section 8.1 of the Company Disclosure Schedule, prior to the Closing Date, neither the Company nor Standish International will, without the prior written consent of Buyer:

           (i) Issue, deliver, sell, dispose or, pledge or otherwise encumber, or authorize or propose the issuance, delivery, sale, disposition or pledge or other encumbrance of (a) any additional shares of its capital stock of any class (including the Shares), or any securities or rights convertible into, exchangeable for or evidencing the right to subscribe for any shares of its capital stock, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of its capital stock or any securities or rights convertible, into, exchangeable for or evidencing the right to subscribe for any shares of its capital stock or (b) any other securities in respect of, in lieu of or in substitution for any shares of its capital stock (including the Shares) outstanding on the date hereof;

           (ii) Redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any of its outstanding securities (including the Shares);

           (iii) Split, combine, subdivide or reclassify any shares of its capital stock or declare, set aside for payment or pay any dividend, or make any other actual, constructive or deemed distribution in respect of any shares of its capital stock or otherwise make any payments to shareholders in their capacity as such;

           (iv) (a) Grant any increases in the compensation of any of its directors, officers or Employees, (b) pay or agree to pay any pension, retirement allowance or other material employee benefit not required or contemplated by any Employee Plan or Benefit Arrangement as in effect on the date hereof to any such director, officer or Employee, whether past or present,
(c) enter into any new or amend any existing employment agreement with any such director, officer or Employee, (d) enter into any new or amend any existing severance agreement with any such director, officer or Employee or (e) except as may be required to

40 - STOCK PURCHASE AGREEMENT
comply with applicable law, amend any existing, or become obligated under any new, Employee Plan or Benefit Arrangement;

           (v) Dispose of, or grant Liens on, any of its assets outside the ordinary course of its business consistent with past practice, or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the Transaction);

           (vi) Make any acquisition, by means of merger, consolidation or otherwise, of (i) any direct or indirect ownership interest in, or assets comprising, any business enterprise or operation, or (ii) except in the ordinary course and consistent with past practice, any other assets;

           (vii) Adopt any amendments to its articles of incorporation or bylaws;

           (viii) Other than borrowings under existing credit facilities or other borrowings in the ordinary course (but in all cases only in the aggregate at any time outstanding up to $50,000 of additional borrowings after the date hereof on a Consolidated Group basis), incur any indebtedness for borrowed money or guarantee any such indebtedness or, except in the ordinary course of business consistent with past practice, make any loans, advances or capital contributions to, or investments in, any other Person;

           (ix) Engage in the conduct of any business, the nature of which is different than the business such entity is currently engaged in;

           (x) Enter into any agreement providing for acceleration of payment or performance or other consequence as a result of a change of control of the Company or its Subsidiaries;

           (xi) Enter into any contract, arrangement or understanding requiring the purchase of equipment, materials, supplies or services over a period greater than 12 months or for the expenditure of greater than $25,000 per year on a Consolidated Group basis, which is not cancelable without penalty on 30 days' or less notice, except in the ordinary course of business for the distribution of products or the production of inventory; or

           (xii) Authorize or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

41 - STOCK PURCHASE AGREEMENT

8.2  NOTICE OF BREACH

     Each party to this Agreement shall promptly give written notice to the other party upon becoming aware of the occurrence or, to its Knowledge, impending or threatened occurrence, of any event which would cause any of its representations or warranties to be untrue on the Closing Date or cause a breach of any covenant contained or referenced in this Agreement and will use its best reasonable efforts to prevent or promptly remedy the same. Any such notification shall not be deemed an amendment of Seller's Disclosure Schedule, the Company Disclosure Schedule or Buyer's Disclosure Schedule.

8.3  REASONABLE EFFORTS

     Each party shall: (a) seek to obtain all Permits and Consents required with respect to the Transaction, and the parties will cooperate with each other with respect thereto; (b) use all reasonable efforts to promptly take, or cause to be taken, all other actions (including but not limited to the execution, delivery and filing of documents) and do, or cause to be done, all other things necessary, proper or appropriate to satisfy the conditions set forth in Article 9 and to consummate and make effective the Transaction on the terms and conditions set forth herein; and (c) not take any action which might reasonably be expected to impair the ability of the parties to consummate the Transaction (regardless of whether such action would otherwise be permitted or not prohibited hereunder).

8.4  OTHER TRANSACTIONS

     Prior to the Closing, neither Seller, any Related Seller nor the Company or any of their respective officers, employees, representatives, agents or Affiliates will, directly or indirectly, encourage, solicit or engage in discussions or negotiations with any Person (other than Buyer) concerning any merger, consolidation, share exchange or similar transaction involving the Company or Standish International, or any purchase of all or a significant portion of the assets of or stock in the Company or Standish International, or any other transaction that would involve the transfer or potential transfer of control of the Company, other than the Transaction. Seller and the Company will notify Buyer immediately of any inquiries or proposals with respect to any such transaction that are received by, or any such negotiations or discussions that are sought to be initiated with, Seller, the Company or Standish International.

8.5  DELIVERY OF INTERIM FINANCIAL STATEMENTS

     Within fifteen (15) days after the end of each month after the execution of this Agreement and prior to the Closing Date, Seller shall deliver or cause to be delivered to Buyer monthly and year-to-date consolidated interim financial statements of the Company and Standish International. Upon delivery, such interim financial statements shall automatically become and be deemed to be Financial Statements for purposes of this Agreement.

42 - STOCK PURCHASE AGREEMENT

8.6  ACCESS TO INFORMATION

     Subject to currently existing contractual and legal restrictions applicable to Seller, the Company and Standish International (which Seller and the Company represent and warrant are not material) and upon reasonable notice, each of Seller, the Company and Standish International shall during normal business hours throughout the period prior to the Closing Date or until this Agreement is terminated (a) afford to Buyer's Authorized Representatives access to the properties, books and records (including, without limitation, the work papers of independent accountants of the Company and Standish International); and (b) furnish promptly to Buyer's Authorized Representatives all information concerning its business, properties and personnel as may reasonably be requested, provided that no investigation pursuant to this Section shall affect or be deemed to modify any of the respective representations or warranties made by Seller or the Company.

8.7  EMPLOYEE MATTERS

     Buyer intends to review each Employee Plan and Benefit Arrangement for compatibility with similar programs maintained by Buyer for its employees.
Buyer may decide to have the Company and Standish International continue in effect, amend, modify or terminate in their entirety any one or more of the Employee Plans and Benefit Arrangements, or merge any of the Employee Plans and Benefit Arrangements into a comparable program maintained by Buyer and adopted by the Company and Standish International. Any such amendment, modification or termination shall not deprive any Person who is an Employee of the Company or Standish International on the Closing Date ("Affected Employee") of any accrued benefit payment to which the Affected Employee has become entitled prior to the Closing Date. If Buyer does not maintain a program similar to one of the Employee Plans or Benefit Arrangements, there shall be no obligation on the part of Buyer, the Company or Standish International to adopt any program upon the discontinuance or termination of such Employee Plan or Benefit Arrangement. Buyer will cause the Company and Standish International to give each Affected Employee full credit for service with the Company and Standish International for purposes of eligibility to participate in, vesting and payment of benefits under, amounts of and eligibility for any subsidized benefit provided under, any Buyer employee benefit plan or program of whatever kind adopted by the Company and Standish International.

8.8  ACCESS TO RECORDS AND PERSONNEL AFTER CLOSING

     8.8.1 For a period of six (6) years after the Closing Date, Seller and Seller's Authorized Representatives shall have reasonable access to all books and records of the Company and Standish International, and to all Employees having Knowledge with respect thereto, to the extent that such access may reasonably be required in connection with matters relating to matters as to which Seller is required to provide indemnification under this Agreement. Such access shall be afforded by Buyer, the Company and Standish International upon receipt of reasonable advance notice and during normal business hours, provided such access does not unduly disrupt such parties' normal business operations. Seller shall be solely responsible for any costs or

43 - STOCK PURCHASE AGREEMENT
expenses incurred by Seller pursuant to this Section. If Buyer, the Company or Standish International shall desire to dispose of any of such books and records prior to the expiration of such six-year period, such party shall, prior to such disposition, give Seller a reasonable opportunity, at its expense, to segregate and remove such books and records as Seller may select.

     8.8.2 For a period of six (6) years after the Closing Date, Buyer and its Authorized Representatives shall have reasonable access to all of Seller's books and records relating to the Company and Standish International which Seller, or any of its Authorized Representatives, may retain after the Closing Date. Such access shall be afforded by Seller and its Authorized Representatives upon receipt of reasonable advance notice and during normal business hours. Buyer shall be solely responsible for any costs and expenses incurred by it pursuant to this Section. If Seller shall desire to dispose of any of such books and records prior to the expiration of such six-year period, Seller shall, prior to such disposition, give Buyer a reasonable opportunity, at Buyer's expense to segregate and remove such books and records as Buyer may select.

8.9  FURTHER ASSURANCES

     Each party will cooperate in good faith with each other party and will take all appropriate action and execute any agreement, instrument or other writing of any kind which may be reasonably necessary or advisable to carry out and confirm the transactions contemplated by this Agreement (including, but not limited to, obtaining Consents from any Person from whom a Consent is not obtained on or before the Closing).

8.10  RELEASE OF PERSONAL GUARANTY

     After the Closing Date, Buyer and the Company shall use their reasonable best efforts to cause Seller to be released from his personal guaranty of any indebtedness of the Company. In the event that Buyer and the Company are unable to cause the release of any such personal guaranty, Buyer shall cause the indebtedness to which such personal guaranty relates to be repaid within six months after the Closing Date. If Seller is required to perform with respect to any personal guaranty of indebtedness of the Company, Seller shall be entitled to seek indemnification from Buyer pursuant to Section 11.3 of this Agreement.

8.11  ABANDONMENT OF TRADEMARK

     Buyer currently plans to use the "Standish" trademark (the "Mark") in connection with the manufacture, marketing and sale of digital readouts and liquid crystal displays and related business. In the event that Buyer decides to discontinue all such trademark use of the Mark, Buyer shall: (a) promptly notify Seller in writing giving the anticipated date of such discontinuance; and
(b) execute all documents and take appropriate actions to assign to Seller and to the successors, assigns and legal representatives of Seller the entire right, title and interest worldwide to the Mark, together with the goodwill associated thereon, and powers and benefits to the same, including the right to sue for and collect for Seller's own use and benefit damages for past infringements. This assignment shall include, without limitation, all right, title and

44 - STOCK PURCHASE AGREEMENT
interest to United States trademark registration number 1,921,627 (registered September 26, 1995), to any corresponding state or foreign registrations, and to any and all common law rights in the Mark.

     Buyer further covenants that Seller will, upon its request, be provided promptly with all pertinent facts and documents relating to the Mark and any registration thereof, and that Buyer will testify as to the same in any cancellation, litigation or other proceeding related thereto and will promptly execute and deliver to Seller or its legal representatives any and all papers, instruments or affidavits required to apply for, obtain, maintain, issue and enforce registrations of and rights in the Mark.

                                   ARTICLE 9

                             CONDITIONS PRECEDENT

9.1  CONDITIONS TO OBLIGATIONS OF BUYER

     The obligation of Buyer to consummate the Transaction is subject to the fulfillment at or prior to the Closing Date of each of the following conditions, any or all of which may be waived in whole or part by Buyer to the extent permitted by applicable law.

     9.1.1  Representations and Warranties True
            -----------------------------------

     The representations and warranties of Seller, each Related Seller and the Company contained in Articles 4 and 5 and Section 8.6 (or otherwise required hereby to be made after the date hereof in a writing expressly referred to herein by or on behalf of Seller, each Related Seller or the Company pursuant to this Agreement) shall have been true in all material respects when made and shall be true in all material respects on and as of the Closing Date as if made on and as of such date.

     9.1.2  Performance
            -----------

     Seller, each Related Seller and the Company shall have each performed or complied in all material respects with all agreements and conditions contained herein required to be performed or complied with by each such party prior to or at the time of Closing, including, but not limited to, execution and/or delivery of the documents specified in Section 3.2.

     9.1.3  Bring-Down Certificates
            -----------------------

     (a) Seller shall have delivered to Buyer a certificate, dated the Closing Date, signed by Seller, certifying as to the fulfillment of the conditions specified in Sections 9.1.1 and 9.1.2 as they relate to Seller ("Seller's Bring-Down Certificate"), (b) each Related Seller shall have delivered to Buyer a certificate, dated the Closing Date, signed by such Related Seller, certifying as to the fulfillment of the conditions specified in Sections 9.1.1 and 9.1.2 as they relate to such Related Seller (each a "Related Seller's Bring-Down Certificate"), and (c) the

45 - STOCK PURCHASE AGREEMENT

Company shall have delivered to Buyer a certificate, dated the Closing Date, signed by the President of the Company, certifying as to the fulfillment of the conditions specified in Sections 9.1.1 and 9.1.2 as they relate to the Company (the "Company's Bring-Down Certificate).

     9.1.4  No Order or Proceeding
            ----------------------

     No Order shall be outstanding, and no Proceeding shall be pending, threatened or anticipated against Buyer or Seller which would prohibit, invalidate or attempt to enjoin, or materially adversely affect, the Transaction.

     9.1.5  Permits and Consents
            --------------------

     All Permits and Consents, if any, described in the Company Disclosure Schedule with reference to Section 5.4.5 shall have been obtained.

     9.1.6  No Material Adverse Change
            --------------------------

     There shall have been no changes since the date of this Agreement in the business, operations, prospects, condition (financial or otherwise), properties, assets or liabilities of the Company or Standish International (regardless of whether or not such events or changes are inconsistent with the representations and warranties given herein by the Warranting Parties), except changes contemplated by this Agreement and changes in the ordinary course of business which would not be considered to have, either individually or in the aggregate, at Material Adverse Effect.

     9.1.7  Satisfaction with Due Diligence Investigation
            ---------------------------------------------

     Buyer shall have completed such due diligence review and investigation of the Company and Standish International as Buyer shall have deemed necessary, all of which must be satisfactory to Buyer.

     9.1.8  Proprietary, Nondisclosure and Noncompetition Agreements
            --------------------------------------------------------

     Buyer shall have received duly executed and delivered proprietary information, disclosure and/or noncompetition agreements from those Employees of the Company and Standish International as Buyer may specify by notice given to Seller at least three (3) days prior to the Closing Date; each of such agreements shall be in a form reasonably acceptable to Buyer.

46 - STOCK PURCHASE AGREEMENT

     9.1.9  Escrow Agreement
            ----------------

     Buyer shall have received from Seller and the Escrow Agent duly executed originals or counterparts of the Escrow Agreement.

     9.1.10  Opinions of Counsel
             -------------------

     Buyer shall have received the opinions of counsel described in Section 3.2.

     9.1.11  Disclosure Schedules
             --------------------

     Buyer shall have completed its review of the Seller's Disclosure Schedule and the Company Disclosure Schedule (together, the "Disclosure Schedules") by August 29, 1997, and any objection to the Disclosure Schedules expressed by Buyer in writing shall have been resolved to Buyer's satisfaction by September 5, 1997.

9.2  CONDITIONS TO OBLIGATIONS OF SELLER AND THE COMPANY

     The obligations of Seller and the Company to consummate the Transaction are subject to the fulfillment at or prior to the Closing Date of each of the following conditions, any or all of which may be waived in whole or in part by Seller and the Company to the extent permitted by applicable law.

     9.2.1  Representations and Warranties True
            -----------------------------------

     The representations and warranties of Buyer contained in Article 6 (or otherwise required hereby to be made after the date hereof in a writing expressly referred to herein by or on behalf of Buyer pursuant to this Agreement) shall have been true in all material respects when made and shall be true in all material respects on and as of the Closing Date as if made on and as of such date (except to the extent they relate to the date of this Agreement or any other particular date).

     9.2.2  Performance
            -----------

     Buyer shall have performed or complied in all material respects with all agreements and conditions contained herein required to be performed or complied with by Buyer prior to or at the time of the Closing including, but not limited to, execution and/or delivery of the documents and funds specified in Section 3.3.

     9.2.3  Buyer's Bring-Down Certificate
            ------------------------------

     Buyer shall have delivered to Seller and the Company a certificate, dated the Closing Date, signed by the President of Buyer certifying as to the fulfillment by Buyer of the conditions specified in Sections 9.2.1 and 9.2.2 ("Buyer's Bring-Down Certificate").

47 - STOCK PURCHASE AGREEMENT

     9.2.4  No Order or Proceeding
            ----------------------

     No Order shall be outstanding, and no Proceeding shall be pending, threatened or anticipated against Buyer or Seller which would prohibit, invalidate or attempt to enjoin, or materially adversely affect, the Transaction.

     9.2.5  Permits and Consents
            --------------------

     All Permits and Consents, if any, described in Buyer's Disclosure Schedule with reference to Section 6.2.4 shall have been obtained.

     9.2.6  Escrow Agreement
            ----------------

     Seller shall have received from Buyer and the Escrow Agent duly executed originals or counterparts of the Escrow Agreement.

     9.2.7  Opinion of Counsel
            ------------------

     Seller shall have received the opinion of counsel described in Section 3.3.


                                  ARTICLE 10

                       TERMINATION, AMENDMENT AND WAIVER

10.1  TERMINATION

     This Agreement may be terminated at any time prior to the Closing Date:

     10.1.1  By mutual consent of Buyer and Seller;

     10.1.2 By either Buyer or the Seller if Closing of the Transaction shall not have occurred on or before October 31, 1997 (provided the terminating party is not otherwise in material breach of its representations, warranties, covenants or agreements under this Agreement);

     10.1.3 By Buyer if any of the conditions specified in Section 9.1 has not been met or waived by Buyer at such time as such condition is no longer capable of satisfaction (provided Buyer is not otherwise in material breach of its representations, warranties, covenants or agreements under this Agreement, which breach is the direct and proximate cause of the failed condition);

     10.1.4 By Seller if any of the conditions specified in Section 9.2 has not been met or waived by Seller at such time as such condition is no longer capable of satisfaction (provided neither Seller nor the Company is otherwise in material breach of its respective representations, warranties covenants or agreements under this Agreement, which breach is the direct and proximate cause of the failed condition);

     10.1.5 By Buyer if there has been a material breach on the part of Seller or the Company of any representation, warranty, covenant or agreement by Seller or the Company set forth in this Agreement, which breach, if capable of cure, has not been cured within ten (10) business days following receipt by Seller of written notice of such breach;

     10.1.6 By Seller if there has been a material breach on the part of Buyer of any representation, warranty, covenant or agreement by Buyer set forth in this Agreement, which breach, if capable of cure, has not been cured within ten
(10) business days following receipt by Buyer of written notice of such breach;

     10.1.7 By either Buyer or Seller upon written notice given in compliance with Section 12.3 below if any Governmental Authority of competent jurisdiction shall have issued a final permanent Order enjoining or otherwise prohibiting the consummation of the Transaction and, in any such case the time for appeal or petition for reconsideration of such Order shall have expired without such appeal or petition being granted.

10.2  EFFECT OF TERMINATION

     In the event of termination of this Agreement by either Buyer or Seller as provided above, this Agreement shall forthwith become void and, except for termination pursuant to Section 10.1.5 or 10.1.6, there shall be no liability on the part of Buyer, Seller or the Company or their respective officers or directors; provided that Sections 5.27 and 6.3 and the provisions of Article 12 shall survive the termination.

10.3  AMENDMENT

     This Agreement may be amended only by an instrument in writing signed on behalf of each of the parties hereto.

10.4  WAIVER

     At any time prior to the Closing Date, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties of any other party contained herein or in any documents delivered pursuant hereto by any other party and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Any such extension or waiver shall be effective only in the particular instance in which it is given.

48 - STOCK PURCHASE AGREEMENT

                                  ARTICLE 11

                         SURVIVAL AND INDEMNIFICATION

11.1  SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS

     11.1.1 All representations and warranties by Seller, the Related Sellers, the Company and Standish International contained in this Agreement shall survive the Closing Date for the duration of the Claims Period, except that the representations and warranties set forth in Sections 5.16.1, 5.16.2 and 5.24.2 shall only survive for 90 days after the Closing Date.

     11.1.2 All covenants and agreements by Seller, the Related Sellers and the Company contained in this Agreement including, without limitation, the indemnification obligations contained in this Article, shall survive the Closing Date until fully performed or discharged.

     11.1.3 All representations and warranties by Buyer contained in this Agreement shall survive the Closing Date for the duration of the Claims Period.

     11.1.4 All covenants and agreements by Buyer contained in this Agreement including, without limitation, the indemnification obligations contained in this Article, shall survive the Closing Date until fully performed or discharged.

     11.1.5 Any claim by Seller, the Related Sellers, the Company or Buyer with respect to representations, warranties, covenants and agreements must be initiated during the Claims Period or such other applicable period as is specified above in this Section 11.1 by submission of a written demand in accordance with the provisions of Section 11.4.1.

49 - STOCK PURCHASE AGREEMENT

11.2  INDEMNIFICATION BY SELLER

     Seller and the Related Sellers, jointly and severally, hereby agree to defend, indemnify and hold harmless Buyer and the Company from, against and in respect to any Loss suffered or incurred by Buyer or the Company by reason of
(i) a breach of any representation or warranty by Seller, a Related Seller or the Company contained in this Agreement, or (ii) the nonfulfillment of any covenant or agreement by Seller, a Related Seller, the Company or Standish International contained in this Agreement, and (iii) all Proceedings incident to any of the foregoing. Seller and the Related Sellers shall be liable under clauses (i), (ii) and (iii) of the preceding sentence to the extent that the aggregate amount of the Losses incurred by reason of the matters described in such clauses exceeds $50,000. Notwithstanding the foregoing, (i) the aggregate amount payable by Seller and the Related Sellers as indemnification pursuant to this Section 11.2 with respect to a breach of the representations and warranties contained in Sections 4.2 and 4.3 shall be limited to $13,800,000, (ii) the aggregate amount payable by Seller and the Related Sellers as indemnification pursuant to this Section 11.2 with respect to any claim for indemnification that is not covered by clause (i) of this sentence and that is asserted on or before the first anniversary of the Closing Date shall be limited to $2,000,000, and
(iii) the aggregate amount payable by Seller and the Related Sellers as indemnification pursuant to this Section 11.2 with respect to any claim for indemnification that is not covered by clause (i) of this sentence and that is asserted after the first anniversary of the Closing Date shall be limited to an amount equal to the lesser of (A) $2 million less any amount actually paid by Seller with respect to a claim for indemnification covered by clause (ii) of
this sentence, and (B) $1 million.   The limitations on the amounts payable by
Seller and the Related Sellers set forth in the preceding sentence shall not apply to any claim for indemnification in respect to any Loss suffered or incurred by Buyer by reason of fraud. The amount payable by Seller under this
Section 11.2 shall be net of any insurance proceeds recovered or tax benefits realized by Buyer or the Company in connection with the facts giving rise to Buyer's right to indemnification.

11.3  INDEMNIFICATION BY BUYER

     Buyer hereby agrees to defend, indemnify and hold harmless Seller and the Related Sellers from, against and in respect of any Loss suffered or incurred by Seller and the Related Sellers by reason of (i) a breach of any representation or warranty by Buyer contained in this Agreement, or (ii) the nonfulfillment of any covenant or agreement by Buyer contained in this Agreement, and (iii) all Proceedings incident to any of the foregoing.

11.4  NOTIFICATION AND DEFENSE OF CLAIMS OR ACTIONS

     11.4.1 As used in this Section, any party seeking indemnification pursuant to this Section is referred to as an "Indemnified Party" and any party from whom indemnification is sought pursuant to this Section is referred to as an "Indemnity Obligor." An Indemnified Person which proposes to assert the right to be indemnified under this Article shall, pursuant to the notice provisions of this Agreement, submit a written demand for indemnification setting forth in summary form the facts as then known which form the basis for the claim for indemnification.

     11.4.2 With respect to claims based on actions by third parties, an Indemnified Party

50 - STOCK PURCHASE AGREEMENT
shall, within twenty (20) days after the receipt of notice of the commencement of any Proceeding against it in respect of which a claim for indemnification is to be made against an Indemnity Obligor, notify the Indemnity Obligor in writing of the commencement of such Proceeding, enclosing a copy of all papers served; provided, however, that the failure to so notify the Indemnity Obligor of any such Proceeding shall not relieve the Indemnity Obligor from any liability which it may have to the Indemnified Party, except to the extent that the Indemnity Obligor is prejudiced thereby. Thereafter, the Indemnified Party shall deliver to the Indemnity Obligor, within twenty (20) days after receipt by the Indemnified Party, copies of all further notices relating to such claim .

     11.4.3 If a third-party claim is made for which an Indemnified Party is entitled to indemnification pursuant to this Article, the Indemnity Obligor will be entitled to participate in the defense of such claim and, if it so chooses, and provided that it acknowledges its obligation to indemnify the Indemnified Party, to assume primary responsibility for the defense of such claim with counsel selected by the Indemnity Obligor and not reasonably objected to by the Indemnified Party. Should the Indemnity Obligor assume the defense of such claim, the Indemnity Obligor will not be liable to the Indemnified Party for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense of such claim.

     11.4.4 If the Indemnity Obligor assumes the defense of a third-party claim as set forth in Section 9.4.3, then (i) in no event will an Indemnified Party admit any liability with respect to, or settle, compromise or discharge, any such claim without the Indemnity Obligor's prior written consent and (ii) each Indemnified Party shall be entitled to participate in, but not control, the defense of such claim with its own counsel at its own expense. If the Indemnity Obligor does not assume the defense of any such claim, an Indemnified Party may defend such claim in a manner as it may deem appropriate (including, but not limited to, settling such claim, after giving twenty (20) days prior written notice of such settlement to the Indemnity Obligor, on such terms as the Indemnified Party may deem appropriate).

     11.4.5 In the event that any claim for indemnification is made with respect to any third-party claim pursuant to this Article, (i) the party assuming primary responsibility for the defense of such claim shall at all times keep the other party informed as to the status of such claim and (ii) the party not primarily responsible for the defense of such claim shall cooperate fully with the other party in connection with such defense.

11.5  USE OF ESCROW FUNDS FOR INDEMNIFICATION

     In the event that Buyer is entitled to indemnification from Seller pursuant to Section 11.2, Buyer shall first seek payment from available Escrow Funds in accordance with the terms and conditions of the Escrow Agreement.

51 - STOCK PURCHASE AGREEMENT

11.6  RELIANCE

     No disclosure by any party ("Disclosing Party") to this Agreement nor any investigation made by or on behalf of another party with respect to the Disclosing Party shall be deemed to affect the other party's reliance on the respective representations and warranties contained in this Agreement and shall not effect a waiver of that party's rights to indemnity as herein provided for the breach of any of said representations and warranties.

                                  ARTICLE 12

                              GENERAL PROVISIONS

12.1  EXPENSES

     Seller shall bear all expenses incurred by Seller, the Related Sellers or the Company in connection with the Transaction, including the fees and expenses of any attorneys, accountants, investment bankers, brokers, finders or other intermediaries or other Persons engaged by Seller, the Related Sellers or the Company. Buyer shall bear all expenses incurred by Buyer in connection with the Transaction, including the fees and expenses of any attorneys, accountants, investment bankers, brokers, finders or other intermediaries or other Persons engaged by Buyer.

12.2  PUBLIC ANNOUNCEMENTS

     The parties will agree upon the timing and content of the initial press release to be issued describing the Transaction and will not make any public announcement thereof prior to reaching such agreement unless required to do so by applicable law or regulations (in which event, however, the party so required to make such announcement will endeavor in advance to inform the other party regarding the reason for and content of such required announcement). To the extent reasonably requested by any party, each party will hereafter consult with and provide reasonable cooperation to the others in connection with the issuance of further press releases or other public documents describing the Transaction.

12.3  NOTICES, ETC.

     All notices, requests, demands or other communications required by or otherwise with respect to this Agreement shall be in writing and shall be deemed to have been duly given to any party when delivered personally (by courier service or otherwise), when delivered by facsimile and confirmed by return facsimile, or seven days after being mailed by first-class mail, postage prepaid and return receipt requested in each case to the applicable addresses set forth below:

52 - STOCK PURCHASE AGREEMENT


      IF TO SELLER OR THE COMPANY:   WITH A COPY TO:
      Charles P. Hoke                John L. Schliesman, Esq.
      Standish Industries, Inc.      Reinhart, Boener, Van Duren, Norris &
      W7514 Highway V                   Rieselbach, S.C.
      Lake Mills, WI 53551           1000 North Water Street
      Telephone: 920-648-1000        Milwaukee, WI 53202
      Facsimile: 920-648-1001        Telephone: 414-298-1000
                                     Facsimile: 414-298-8097


      IF TO BUYER:                   WITH A COPY TO:
      Curtis M. Stevens              Gregory E. Struxness, Esq.
      Executive Vice President       Ater Wynne Hewitt Dodson & Skerritt, LLP
      Planar Systems, Inc.           222 S.W. Columbia, Suite 1800
      1400 N.W. Compton Drive        Portland, OR  97201
      Beaverton, OR  97006           Telephone: 503-226-1191
      Telephone: 503-690-1100        Facsimile: 503-226-0079
      Facsimile: 503-690-1541

or to such other address as such party shall have designated by notice so given to each other party.

12.4  ATTORNEYS' FEES

     If a Proceeding is filed by any party to enforce this Agreement or otherwise with respect to the subject matter of this Agreement, the prevailing party or parties shall be entitled to recover reasonable attorneys' fees incurred in connection with such Proceeding as fixed by the trial court, and if any appeal is taken from the decision of the trial court, reasonable attorneys' fees as fixed by the appellate court.

12.5  SEVERABILITY

     If any one or more of the provisions contained in this Agreement shall be invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions of this Agreement shall not be in any way impaired.

53 - STOCK PURCHASE AGREEMENT

12.6  REMEDIES

     12.6.1 In addition to any other remedies which Buyer may have at law or in equity, including money damages, Seller hereby agrees that Buyer and Seller shall each have the right to have all obligations, undertakings, agreements, covenants and other provisions of this Agreement specifically performed by Seller and that subject to any provisions of this Agreement relating to venue, Buyer shall have the right to obtain an order or decree of such specific performance in any of the courts of the United States or of any state or other political subdivision thereof.

     12.6.2 All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any right, power of remedy by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

12.7  NO THIRD-PARTY BENEFICIARIES

     Subject to Section 12.10.3 below, this Agreement is not intended to be for the benefit of and shall not be enforceable by any Person who or which is not a party hereto.

12.8  JURISDICTION

     Each party hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for the District of Oregon or, if such court does not have jurisdiction over such matter, to the applicable state court in Multnomah County, Oregon, in any Proceeding arising in connection with this Agreement and agrees that any such Proceeding shall be brought only in such court (and waives any objection based on forum non conveniens or any other objection to venue therein); provided, however, that such consent to jurisdiction is solely for the purpose referred to in this Section and shall not be deemed to be a general submission to the jurisdiction of said courts or the State of Oregon other than for such purpose. Each party hereto consents to service of process in any Proceeding through the procedures provided for notice in this Agreement.

12.9  GOVERNING LAW

     This Agreement and all disputes hereunder shall be governed by and construed and enforced in accordance with the internal laws of the State of Oregon, without regard to principles of conflict of laws.

54 - STOCK PURCHASE AGREEMENT

12.10  ASSIGNMENT AND BINDING EFFECT

     12.10.1 Buyer shall have the right to assign this Agreement, in whole or in part, to any Affiliate of Buyer or to designate any of its Affiliates (to the extent permitted by law) to receive directly the Shares or to exercise any of the rights of Buyer, or to perform any of its obligations. Except as provided in the preceding sentence, Seller, the Company and Buyer shall not assign this Agreement, in whole or in part, whether by operation of law or otherwise, without the prior written consent of the other parties hereto, and any such assignment contrary to the terms hereof shall be null and void and of no force and effect. In no event shall the assignment by Seller, the Company or Buyer of its respective rights or obligations under this Agreement, whether before or after the Closing, release Seller, the Company or Buyer from its respective liabilities and obligations hereunder.

     12.10.2 Buyer shall notify Seller at least three (3) business days prior to the Closing in whose name the certificates representing the Shares are to be transferred, if other than Buyer. Prior to or upon delivery of such certificates, such Affiliate shall execute and deliver to Buyer, Seller and the Company representations, warranties and covenants substantially to the effect as set forth in Section 6.5 hereof.

     12.10.3 Subject to any provisions hereof restricting assignment, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, heirs, executors, administrators, legal representatives and assigns.

12.11  ARBITRATION

     Except as otherwise provided in this Agreement, all claims, disputes and other matters in question between the parties to this Agreement arising out of or in any way relating to this Agreement or the breach thereof shall be determined by arbitration in Portland, Oregon in accordance with the rules of the American Arbitration Association then in effect unless the parties mutually agree in writing to waive this provision. Notice of demand for arbitration shall be filed in writing with the other party or parties to this Agreement and with the American Arbitration Association in Portland, Oregon. The demand shall be made within reasonable time after the claim, dispute or other matter in question has arisen. In no event shall the demand for arbitration be made after the date when the institution of legal or equitable proceedings based upon such claim, dispute or other matter in question would be barred by this Agreement or by the applicable statute of limitations. The arbitration shall be before a single arbitrator mutually agreed upon by the parties who shall interpret this Agreement in accordance with the internal laws of the State of Oregon. In the event that the arbitrator cannot be mutually agreed upon, such arbitrator shall be selected in accordance with the rules of the American Arbitration Association. The opinion of the arbitrator shall be made in writing and mailed to each party within 30 days after the date in which the dispute was referred to arbitration and the determination of the arbitrator(s) shall be final and binding on all parties. All of the costs and expenses of the arbitration shall be borne equally by Buyer and Seller or in such other manner as the arbitrator may determine to be appropriate.

55 - STOCK PURCHASE AGREEMENT

12.12  SUPPLEMENTS TO DISCLOSURE SCHEDULE

     From time to time prior to the Closing Date, the Seller, Related Sellers, the Company and Standish International will promptly supplement or amend the Disclosure Schedule to this Agreement with respect to any matter arising after the date of this Agreement which, if existing or occurring on the date of this Agreement, would have been required to be set forth and described in the Disclosure Schedules hereto. Such supplement or amendment of the Disclosure Schedules shall be deemed to cure any breach of any representation, warranty, or covenant made in this Agreement that would have existed had the Disclosure Schedules not been so amended or supplemented unless the Buyer objects thereto in writing. If the Buyer objects in writing, the Buyer may terminate this Agreement at any time before the Closing Date without any liability to the Seller, Related Sellers or the Company. If the Buyer does not object in writing, Buyer shall not be entitled to indemnification with respect to the breach of the representation, warranty or covenant deemed cured by the supplement or amendment.

12.13  ENTIRE AGREEMENT

     This Agreement (including the exhibits and schedules hereto and the documents and instruments referred to herein) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

12.14  COUNTERPARTS

     This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies, each signed by less than all, but together signed by all, the parties hereto.

                                                  [SIGNATURES ON FOLLOWING PAGE]

56 - STOCK PURCHASE AGREEMENT

     IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties set forth below.


     BUYER:                    PLANAR SYSTEMS, INC.

                               By /s/ Curtis M. Stevens
                                  ---------------------------
                                  Curtis M. Stevens,
                                  Executive Vice President

     THE COMPANY:              STANDISH INDUSTRIES, INC.

                               By /s/ Charles P. Hoke
                                  ---------------------------
                                  Charles P. Hoke,
                                  President and CEO

     STANDISH INTERNATIONAL:   STANDISH INTERNATIONAL, INC.

                               By /s/ Charles P. Hoke
                                  --------------------------
                                  Charles P. Hoke,
                                  President

     SELLER:                      /s/ Charles P. Hoke
                                  -------------------------
                                  Charles P. Hoke

     RELATED SELLERS:             /s/ Elizabeth A. Hoke
                                  -------------------------
                                  Elizabeth A. Hoke

                                  /s/ William R. Steinmetz, Trustee
                                  ----------------------------------
                                  William R. Steinmetz, Trustee
                                  Steven Hoke Management Trust
                                  Catherine Hoke Management Trust
                                  Lauren Hoke Management Trust
                                  Charles D. Hoke Management Trust

57 - STOCK PURCHASE AGREEMENT

Exhibits and Schedules to Stock Purchase Agreement omitted from the Form 8-K:


Exhibit 2.4.1                    Audited Financial Statements for the year ended December 31, 1996
Exhibit 3.2.2                    Escrow Agreement
Exhibit 3.2.5                    Employment Agreement

Disclosure Schedule of Buyer
Disclosure Schedule of Seller


58 - STOCK PURCHASE AGREEMENT